UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

SilverBow Resources, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☑	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

April 3, 2023
Dear SilverBow Resources, Inc. Shareholder:
Our 2023 annual meeting of shareholders will be held on May 16, 2023.
Our proxy statement is enclosed, accompanied by a copy of our annual report for the fiscal year ended December 31, 2022. The proxy statement describes information about SilverBow Resources, Inc. that you should consider when you vote for the proposals in conjunction with our upcoming annual meeting. Your vote is important to us, and we urge you to review the accompanying materials, vote and submit your proxy as promptly as possible to ensure the presence of a quorum for the annual meeting.
On behalf of the Board of Directors, thank you for your support and trust as a shareholder of SilverBow Resources, Inc.

Sincerely,
Sean C. Woolverton
Chief Executive Officer and Director

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held May 16, 2023
The annual meeting of shareholders of SILVERBOW RESOURCES, INC. (“SilverBow” or "the Company") will be held on May 16, 2023, at 10:00 a.m. (Central Time), at the Conference Center at 960 Memorial City Way, Houston, Texas 77024. The annual meeting will be held for the following purposes:
1.To elect the three Class I directors and one Class II director identified in this proxy statement to serve until the 2026 and 2024 annual meeting of shareholders, respectively, or until their successors are duly elected and qualified or appointed in accordance with the Charter, Bylaws and then-applicable terms of the Nomination Agreement (each as defined in the accompanying proxy statement);
2.To conduct a nonbinding advisory vote to approve the compensation of SilverBow’s named executive officers as presented in this proxy statement;
3.To conduct a nonbinding advisory vote on the frequency of future advisory votes to approve the compensation of SilverBow's named executive officers;
4.To ratify the selection of BDO USA, LLP as SilverBow's independent auditor for the fiscal year ending December 31, 2023; and
5.To conduct such other business as may properly be presented during the annual meeting, or at any and all adjournments or postponements thereof.
A record of shareholders has been taken as of the close of business on March 17, 2023, and only shareholders of record at that time will be entitled to vote on the proposals up for approval at our annual meeting, or any adjournment or postponement thereof. A complete list of shareholders will be available commencing May 5, 2023, and may be inspected during normal business hours by contacting our Investor Relations Department at 920 Memorial City Way, Suite 850, Houston, Texas 77024; by telephone at (281) 874-2700 or (888) 991-SBOW; or by email to info@sbow.com.

By Order of the Board of Directors,
Annie Foley
Corporate Secretary
April 3, 2023

Your Vote Is Important!
Whether or not you plan to attend the annual meeting of shareholders, we urge you to vote and submit your proxy as promptly as possible to ensure the presence of a quorum for the annual meeting. For additional instructions on voting your shares, please refer to the proxy materials.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held On May 16, 2023
Your proxy card or voting instruction form will contain instructions on how to view our proxy materials for the annual meeting of shareholders on the internet. Our proxy statement and the Company’s annual report to shareholders on Form 10‑K are available at www.sbow.com.

SILVERBOW RESOURCES, INC.
920 Memorial City Way, Suite 850
Houston, Texas 77024
(281) 874-2700
PROXY STATEMENT
for the
2023 ANNUAL MEETING OF SHAREHOLDERS
Solicitation
These proxy materials are being made available to the shareholders of SilverBow Resources, Inc. (“SilverBow,” “the Company,” “we,” “us” or "our") beginning on or about April 3, 2023. The Board of Directors (the “Board”) of SilverBow is soliciting your proxy to vote your shares of SilverBow common stock ("Common Stock") for the proposals up for approval at our annual meeting of shareholders (the “Annual Meeting”). Our Annual Meeting will be held at the Conference Center at 960 Memorial City Way, Houston, Texas 77024, on Tuesday, May 16, 2023, at 10:00 a.m. (Central Time). Holders of shares on March 17, 2023, the record date, are entitled to notice of, and to vote at, our Annual Meeting or any adjournment thereof.
The Board is soliciting proxies to give all shareholders the opportunity to vote on the matters that will be presented for approval at the Annual Meeting. This proxy statement provides you with the information on these matters to assist you in voting your shares.
Voting Information
What is a proxy?
A proxy is your legal designation of another person or persons (the “proxy” or “proxies”) to vote on your behalf. By voting your shares as instructed in the materials you received, you are giving the designated proxies appointed by the Board the authority to vote your shares in the manner you indicate on the accompanying proxy card.
Who are the proxies appointed by the Board of Directors for the Annual Meeting?
The following officers of SilverBow have been appointed to act as proxies for the Company with respect to shares of our issued and outstanding Common Stock at the Annual Meeting:

Sean C. Woolverton	Chief Executive Officer
Christopher M. Abundis	Executive Vice President, Chief Financial Officer and General Counsel
Steven W. Adam	Executive Vice President and Chief Operating Officer
Who is qualified to vote?
You are qualified to receive notice of and to vote for the proposals up for approval at our Annual Meeting if you own shares of Common Stock as of the close of business on our record date of Friday, March 17, 2023.
How many shares of Common Stock are entitled to vote for the proposals up for approval at the Annual Meeting?
As of the March 17, 2023, record date, there were 22,602,018 shares of Common Stock issued, outstanding and entitled to vote for the proposals up for approval at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter presented.
What is the difference between holding shares as a shareholder of record and as a beneficial owner?
Many of our shareholders hold their shares through a broker, trustee or other nominee rather than having the shares registered directly in their own name. There are some distinctions between shares held of record and those owned beneficially that are summarized below.

1 | SilverBow Resources, Inc.	2023 Proxy Statement

Shareholder of Record – If your shares are registered directly in your name with our transfer agent, you are the shareholder of record of the shares. As the shareholder of record, you have the right to grant a proxy to vote your shares to the Company or another person, or to vote your shares during the Annual Meeting.
Beneficial Owner – If your shares are held through a broker, trustee or other nominee, it is likely that they are registered in the name of the nominee and you are the beneficial owner of shares held in “street name.” As the beneficial owner of shares held for your account, you have the right to direct the registered holder to vote your shares as you instruct. Your broker, trustee or other nominee has provided a voting instruction card for you to use in directing how your shares are to be voted. You are also invited to attend the Annual Meeting. However, since a beneficial owner is not the shareholder of record, you may not vote your shares in person at the meeting unless you obtain a legal proxy from the registered holder of the shares giving you the right to do so.

How do I vote for the proposals up for approval at the Annual Meeting?
Prior to the Annual Meeting, if you are a shareholder of record, you may vote using any of the following methods:
Via the Internet – You may vote by proxy via the internet by following the instructions provided in the Notice or proxy card accompanying the proxy materials you received. To vote via the internet prior to the Annual Meeting, please visit www.proxyvote.com and have your proxy card in hand, including the 16-digit control number, when you log onto the website.
By Telephone – Shareholders who have received printed copies of the proxy materials may vote by proxy by calling the number found on the proxy card accompanying the proxy materials you received. Please have the proxy card in hand when you call.
By Mail – Shareholders who have received printed copies of the proxy materials may vote by proxy by completing the proxy card accompanying the proxy materials you received by mail and returning it in the envelope provided.
If you are a beneficial owner whose shares are held in "street name," you should refer to the instructions provided by the broker, trustee or other nominee that holds your shares.

During the Annual Meeting, if you are a shareholder of record, you may vote in person at the Annual Meeting. We will give you a ballot during the meeting.
If you are a beneficial owner whose shares are held in "street name," and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares.
What are other considerations in voting my shares?
In order to ensure that all votes are received, the Company recommends that you vote your shares in advance of the Annual Meeting. This way your vote will be counted whether or not you later decide to attend the meeting.
What is householding?
We follow an SEC-approved procedure known as “householding.” Under this procedure, only one copy of the proxy statement and annual report on Form 10-K is being delivered to shareholders residing at the same address, unless the shareholders have notified SilverBow of their desire to receive multiple copies. This allows us to reduce the environmental impact of printing and providing proxy materials and associated printing and mailing costs.
If you received a householded mailing this year and would like additional copies of the proxy statement and annual report on Form 10-K mailed to you, please contact Broadridge Financial Solutions, Inc. (“Broadridge”) by telephone at 1-800-579-1639, or by email at sendmaterial@proxyvote.com and include your control number in the subject line.  Broadridge will promptly deliver any additional copies requested. If you would like to enroll in or withdraw from householding, please contact the Company’s transfer agent, American Stock Transfer & Trust Company (if you hold your shares “of record”) at 6201 15th Avenue, Brooklyn, New York 11219, help@astfinancial.com or 1-800-937-5449, or the broker, trustee or other nominee through which you hold your shares.

2023 Proxy Statement	SilverBow Resources, Inc. | 2

Householding is limited to accounts within the same bank or brokerage firm. Therefore, if you have accounts containing Common Stock at more than one brokerage firm, you may receive a copy of the proxy statement and annual report on Form 10-K from each firm.
What are the Board’s recommendations on how I should vote my shares?
The Board recommends that you vote your shares as follows:

Proposal 1 —
FOR the election of the three Class I director nominees and one Class II director nominee identified in this proxy statement, with terms to expire at the 2026 and 2024 annual meeting of shareholders, respectively;

Proposal 2 —	FOR the approval of the nonbinding advisory vote to approve the compensation of SilverBow’s named executive officers as presented in this proxy statement;
Proposal 3 —	ONE YEAR on the nonbinding advisory vote on the frequency of future advisory votes to approve the compensation of SilverBow's named executive officers; and
Proposal 4 —	FOR the ratification of the selection of BDO USA, LLP as SilverBow's independent auditor for the fiscal year ending December 31, 2023.
What are my choices when voting?
Proposal 1 — You may cast your vote “for” electing each of the nominees as directors or “withhold” your vote on one or more nominees.
Proposals 2 and 4 — You may cast your vote “for” or “against” or you may abstain with respect to each proposal.
Proposal 3 — You may choose from among four options in connection with this proposal, namely whether future shareholder votes to approve the compensation of SilverBow's named executive officers should occur every one year, two years or three years or you may abstain from voting.
How will my shares be voted if I do not specify how they should be voted?
If you vote by proxy, the individuals named on the proxy card (your “proxies”) will vote your shares in the manner you indicate. If you sign and return the proxy card without indicating your instructions, your shares will be voted in accordance with the Board's recommendations above.
What is a quorum?
The holders of a majority of the voting power of the outstanding shares of stock of SilverBow entitled to vote for the proposals to be approved at the Annual Meeting, either represented by attendance at the meeting or represented by proxy, shall constitute a quorum for the Annual Meeting. Votes withheld and abstentions are deemed as “present” during the Annual Meeting and are counted for quorum purposes.
Can I change my vote after I have voted?
You may revoke your proxy and change your vote at any time before the final vote during the Annual Meeting. If you submit a vote and wish to change it prior to the Annual Meeting, you may vote again via the internet or by telephone before the date and time that internet and telephone voting is no longer available, as set forth on your Notice, voting instruction form or proxy card. Only your latest internet or telephone proxy submitted prior to the Annual Meeting will be counted. You may also change your vote by signing and returning a new proxy card or voting instruction form with a new date. You may also change your vote by attending the Annual Meeting and voting by ballot at the meeting. If you are a beneficial owner, you should refer to any instructions provided by the broker, trustee or other nominee who holds your shares on how to revoke your proxy or change your vote.
What vote is required to approve each proposal? How are votes withheld, abstentions and broker non-votes treated?
For Proposal 1, our Bylaws provide for directors to be elected by a plurality of the votes cast by the holders of shares entitled to vote at the Annual Meeting. Each of Proposals 2 and 4 require the affirmative vote of the holders of a majority of the shares present at the Annual Meeting in person or by proxy and entitled to vote on

3 | SilverBow Resources, Inc.	2023 Proxy Statement

that proposal. The outcome of Proposal 3 will be determined by a plurality of the votes of the shares present at the Annual Meeting in person or by proxy and entitled to vote on that proposal.
Brokers who hold shares in "street name" for customers are required to vote those shares as the customers instruct. Under applicable rules, brokers are permitted to vote on "routine" matters even if they have not received voting instructions from their customers, but they are not permitted to vote on "non-routine" matters absent specific voting instructions from their customers. A "broker non-vote" occurs when a broker holds shares for a customer, which are present at the meeting, but lacks discretionary voting power with respect to a particular proposal because the customer has not given the broker instructions regarding how to vote those shares. Proposal 1, Proposal 2 and Proposal 3 are each expected to be considered "non-routine" matters and consequently, brokers are not expected to be able to vote uninstructed shares on these proposals. Proposal 4 is expected to be considered a "routine" matter and consequently, a broker would be expected to be able to vote uninstructed shares on this proposal. Note that whether a proposal is considered routine or non-routine is subject to stock exchange rules and final determination by the stock exchange. Even with respect to routine matters, some brokers are choosing not to exercise discretionary voting authority. As a result, we urge you to direct your broker how to vote your shares on all proposals to ensure that your vote is counted.

For Proposal 1, the election of directors, votes withheld will have the same effect as not voting, and an abstention for Proposal 3 has no effect on the proposal. For Proposals 2 and 4, abstentions will have the same effect as a vote against the matter. For all proposals, broker non-votes, if any, while counted for general quorum purposes, are not deemed to be “present” with respect to any matter for which a broker does not have authority to vote and will have no effect on the outcome of any such proposal for which the broker does not have authority to vote.
Who pays the cost of this proxy solicitation?
The cost of preparing, printing and mailing the proxy materials and soliciting proxies is paid for by SilverBow. SilverBow will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of Common Stock as of the record date and will reimburse these entities for the costs of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares will help to avoid additional expense.
Is this proxy statement the only way the proxies are being solicited?
In addition to this solicitation by the Board, employees of SilverBow may solicit proxies in person or by mail, delivery service or telephone without additional compensation. The Company has retained Alliance Advisors, LLC to act as a proxy advisor in conjunction with the Annual Meeting and to perform proxy watch services which includes monitoring and reporting on voting for the Annual Meeting. The Company has agreed to pay this firm $4,000, plus reasonable out-of-pocket expenses, for such proxy advisory and watch services.

2023 Proxy Statement	SilverBow Resources, Inc. | 4

PROPOSAL 1 — ELECTION OF DIRECTORS
Board Structure
Pursuant to our Certificate of Incorporation, as amended (the "Charter"), the Board is made up of three classes of directors. There are currently nine directors on SilverBow's Board. On January 9, 2023, at the recommendation of the Nominating and Strategy Committee, the Board increased its size from seven directors to nine directors and appointed Jennifer M. Grigsby and Kathleen McAllister to fill the newly created directorships. The Board designated Ms. Grigsby as a Class I independent director with an initial term of office expiring at the Annual Meeting. The Board designated Ms. McAllister as a Class II independent director. Her class notwithstanding, as a director appointed to fill newly created directorship position, in accordance with our Charter, Ms. McAllister also has an initial term of office expiring at the Annual Meeting.
Class I directors’ terms expire at the Annual Meeting; except as noted above, Class II directors’ terms expire at the 2024 annual meeting of shareholders; and Class III directors’ terms expire at the 2025 annual meeting of shareholders. At each annual meeting of shareholders, directors elected to succeed those whose term has expired will ordinarily be elected to three-year terms; a director who is standing for election due to being appointed to a newly created directorship position will be elected to a term which will expire at the same time as that of the other directors of the same class.
Michael Duginski, Christoph O. Majeske and Jennifer M. Grigsby have been nominated by the Board to stand for election at the Annual Meeting as Class I Directors, and Kathleen McAllister has been nominated by the Board to stand for election at the Annual Meeting as a Class II Director. SilverBow's Second Amended and Restated Bylaws (the "Bylaws") provide for directors to be elected by a plurality of votes cast by holders of shares entitled to vote in the election of directors at a meeting of the shareholders at which a quorum is present. If elected at the Annual Meeting, the three Class I director nominees and one Class II director nominee, terms will expire at the 2026 and 2024 annual meeting of shareholders, respectively, or until their successors are duly elected and qualified or appointed in accordance with the Charter, Bylaws and then-applicable terms of the Nomination Agreement (as defined below).
SilverBow's governance structure as a whole, including our Charter, Bylaws, and Nomination Agreement, was negotiated and designed in connection with our reorganization. As a component of our governance framework, on April 22, 2016, we entered into the Director Nomination Agreement (the “Nomination Agreement”) between SilverBow and certain other former holders of our cancelled senior notes, including Strategic Value Partners, LLC (“SVP”). Under the current terms of the Nomination Agreement, SVP has the right to designate two director nominees, subject to conditions on share ownership, and maintain the right to remove and replace its director designees at any time. For more information on the Nomination Agreement see “Continuing Members of the Board of Directors—Related-Party Transactions.”

			Committee Membership
Director Nominees	Class	Term Expires	Audit	Compensation	Nominating and Strategy
Michael Duginski	I	2023	M		C
Jennifer M. Grigsby(1)	I	2023
Christoph O. Majeske	I	2023		C
Kathleen McAllister(1)	II	2023
Continuing Directors
Gabriel L. Ellisor	II	2024	C	M
Charles W. Wampler	II	2024	M	M
David Geenberg	III	2025			M
Marcus C. Rowland	III	2025			M
Sean C. Woolverton	III	2025
_______________________________
C = Committee Chair; M = Committee Member
(1)    Mses. Grigsby and McAllister commenced service as directors on January 9, 2023. At the date this proxy statement is being made available to shareholders, both directors have yet to be assigned to Board committees.

5 | SilverBow Resources, Inc.	2023 Proxy Statement

Directors Nomination Process
Identifying Candidates
Subject to the then-applicable terms of the Nomination Agreement, the Nominating and Strategy Committee, in consultation with the Chairman of the Board, is responsible for identifying and screening potential director candidates and recommending qualified candidates to the Board for nomination. The Committee will also consider director candidates recommended by the shareholders in accordance with the Company’s Bylaws. For information on how to recommend a director candidate, refer to “Shareholder Proposals” in this proxy statement. The Nominating and Strategy Committee evaluates nominees recommended by shareholders using the same criteria it uses to evaluate other candidates, subject to the terms of the Nomination Agreement.
Qualifications
The Board has codified standards for directors in SilverBow's Principles for Corporate Governance. These principles provide that the Board should include a diverse range of talent, perspective, skill and expertise sufficient to provide sound and prudent guidance with respect to the Company's operations and interests. The Principles for Corporate Governance also provide that at all times a majority of the Board must be "independent directors" as defined by the listing requirements of the New York Stock Exchange ("NYSE") and any specific requirements established by the Board. The Nominating and Strategy Committee has not established in any governing document a specific minimum or fixed maximum age (although a director must inform the Chairman of the Board or the Chair of the Nominating and Strategy Committee when he/she reaches the age of 75), education, years of business experience or specific types of skills for potential director candidates; but, in general, consideration is given to each candidate’s reputation, mature judgment, career specialization, relevant technical skills, diversity and the extent to which the candidate would fill a present need on the Board.
The Company’s Principles for Corporate Governance require that each director:
•    understand SilverBow's business and the marketplaces in which it operates;
•    regularly attend meetings of the Board and of the Board committee(s) on which he or she serves;
•    review the materials provided in advance of meetings and any other materials provided to the Board from time to time;
•    monitor and keep abreast of general economic, business and management news and trends, as well as developments in SilverBow's competitive environment and SilverBow's performance with respect to that environment;
•    actively, objectively and constructively participate in meetings and the strategic decision-making processes;
•    share his or her perspective, background, experience, knowledge and insights as they relate to the matters before the Board and its committees;
•    be reasonably available when requested to advise the CEO and management on specific issues not requiring the attention of the full Board but where an individual director’s insights might be helpful to the CEO or management; and
•    be familiar and comply in all respects with the Code of Ethics and Business Conduct of the Company.
We have not adopted a specific written policy with respect to diversity; however, the Nominating and Strategy Committee considers principles of diversity, including different viewpoints, backgrounds, experiences and other demographics (such as age, gender, nationality, race, ethnicity and LGBTQ+ status), as factors in evaluating nominees to recommend for service on our Board. As part of the Board’s annual succession planning and self-assessment processes, and in accordance with the terms of the then-applicable Nomination Agreement, the Board reviews the diversity of specific skills and characteristics necessary for optimal functionality of the Board in its oversight of the Company for both the short and long term. This assessment of diversity and the proper skills and characteristics of candidates on our Board must be done in accordance with the Nomination Agreement in effect, as discussed further in the "Related-Party Transactions" section of this proxy statement, which establishes our Board structure and director classes and gives the right to SVP to nominate and remove two directors.

6 | SilverBow Resources, Inc.	2020 Proxy Statement

The Board’s succession planning requires the Nominating and Strategy Committee and the Board to consider the skill areas currently represented on the Board, and specifically those represented by directors expected to retire or leave the Board in the near future. Those skill sets are assessed against the target skill areas established annually by the Board and the recommendations of directors regarding skills that could potentially improve the overall quality and ability of the Board to carry out its function. The Board then establishes the specific target skill areas or experiences, as well as considering other principles of diversity, that are to be the focus of a director search, when necessary, as the Board did with the director search related to the expansion of the Board in January 2023. Specific qualities or experiences could include experience in the Company's industry, financial or technological expertise, experience in situations comparable to the Company's, leadership experience and relevant geographical experience. The effectiveness of the Board's diverse mix of skills and experiences is also considered and reviewed as part of each Board self-assessment.
Nomination of Candidates
In determining whether to nominate a candidate, either from an internally-generated shareholder recommendation or as an appointment under the terms of the then-existing Nominating Agreement, the Nominating and Strategy Committee will consider the composition and capabilities of existing Board members, as well as additional capabilities considered necessary or desirable in light of existing and future Company needs. The Nominating and Strategy Committee also exercises its independent business judgment and discretion in evaluating the suitability of any recommended candidate for nomination.
Summary of Director Qualifications
The members of our Board demonstrate a diversity of experience and a wide variety of backgrounds, skills and experiences that strengthen their ability to carry out their oversight role on behalf of our shareholders. The following chart summarizes the broad spectrum of such skills, experience, and backgrounds that the Board considers valuable to effective oversight and reflects how our directors individually and collectively represent these competencies. The lack of an indicator for an individual skill or experience does not mean that the director does not possess that skill or experience and SilverBow looks to each director to be knowledgeable in these areas; rather the indicator represents that the skill or experience is a core competency each director brings to the Board. More details on each director's qualifications, skills, expertise and background are included in the director biographies on the following pages.

Skills and Experience	Duginkski	Ellisor	Geenberg	Grigsby	Majeske	McAllister	Rowland	Wampler	Woolverton
Accounting & Financial Reporting	●	●		●		●	●	●
Business Development /Mergers and Acquisitions	●	●	●		●	●	●		●
Executive Leadership/Experience	●	●	●	●	●	●	●	●	●
Corporate Governance	●		●	●	●	●	●
Environmental, Health, Safety & Sustainability	●					●	●	●	●
E&P Industry Experience	●	●		●			●	●	●
Finance/ Capital Allocation		●	●	●	●	●	●
Operations	●					●	●	●	●
Other Public Company Board Service	●	●	●	●	●	●	●	●
Private Company Board Service	●	●	●	●	●	●	●	●
Strategic Planning and Risk Management	●		●	●	●	●	●		●
Tenure and Independence
Service Commenced	2016	2016	2016	2023	2016	2023	2016	2016	2017
Independent	●	●	●	●	●	●	●	●
Demographics
Age	57	49	39	54	44	58	70	68	53
Gender Identity	Male	Male	Male	Female	Male	Female	Male	Male	Male

7 | SilverBow Resources, Inc.	2023 Proxy Statement

Director Nominees
The biography of each of the nominees below contain information regarding the person's service as a director of SilverBow, business experience, director positions with other companies held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that were considered by the Nominating and Strategy Committee and the Board in determining that the person should serve as a director of the Company.
Class I Director Nominees

Michael Duginski President and Chief Executive Officer of Sentinel Peak Resources

Mr. Duginski has served as a director of SilverBow since April 2016, and is recommended for re-election at this Annual Meeting by both our Nominating and Strategy Committee and our Board. He is classified as an “independent director,” as such term is specifically used in the Nomination Agreement, meaning he was not designated by any of the Consenting Noteholders including SVP. Mr. Duginski assumed the role of President and CEO of Sentinel Peak Resources in 2015, a company focused on acquisition, development and exploration of oil and gas assets. Previously, Mr. Duginski was Chief Operating Officer and Executive Vice President of Berry Petroleum from 2007 to 2013, where he led all operations including corporate development, production, reserves, drilling, EH&S and land, including corporate strategic planning, until Berry's sale to Linn Energy. Mr. Duginski has served on the public board of Madagascar Oil Limited from April 2015 to April 2016, and several private boards. Mr. Duginski received his Master of Business Administration from California State University, Bakersfield, and his Bachelor of Science in Mechanical Engineering from the University of Arizona. His qualifications to serve on the Board include his approximately 35 years of experience in the oil and gas industry along with his executive and directorship experience.
Independent Director
Age: 57
Service commenced: 2016
Board Committees: Audit Nominating and Strategy (Chair)
Other current public company directorships: None

2023 Proxy Statement	SilverBow Resources, Inc. | 8

Jennifer M. Grigsby Former Executive Vice President and Chief Financial Officer of Ascent Resources LLC

Ms. Grigsby was named an independent director of SilverBow Resources on January 9, 2023 by the Company’s Board, and is recommended for election at the Annual Meeting by both our Nominating and Strategy Committee and our Board. Ms. Grigsby was first identified as a director candidate by a non-management director and included in the overall candidate pool reviewed by a third-party, global search firm engaged for the director selection process. Most recently, Ms. Grigsby served as Secretary of Economic Administration for the State of Oklahoma, from March 2021 through November 2022. Prior to this role, Ms. Grigsby served as Executive Vice President and Chief Financial Officer of Ascent Resources, LLC, an oil and gas exploration and production company located in Oklahoma City, Oklahoma, from 2015 until 2020. Ms. Grigsby previously served as CFO of American Energy – Woodford, LLC and CEO and CFO of American Energy Minerals, LLC from February 2015 to July 2015. Prior to her roles at American Energy, Ms. Grigsby spent almost 19 years with Chesapeake Energy Corporation and served in various executive roles including Senior Vice President, Treasurer and Corporate Secretary and Senior Vice President – Corporate and Strategic Planning. Ms. Grigsby currently serves on the board of directors and audit committee of each of CrossFirst Bankshares, Inc., as well as Cetarus Ltd. and on the board of directors and investment committee of CompSource Mutual Insurance Company. Ms. Grigsby holds a BS degree in Accounting from Oklahoma State University and an MBA from Oklahoma City University. Ms. Grigsby is a Certified Public Accountant and Chartered Global Management Accountant and is a member of the Oklahoma Society of Certified Public Accountants and the American Institute of Certified Public Accountants. Ms, Grigsby brings over 30 years of progressive senior management experience in accounting, treasury, risk management, corporate governance, and corporate finance, primarily in the oil and gas exploration and production industry to the Board.
Independent Director
Age: 54
Service commenced: 2023
Board Committees: None at present; to be assigned
Other current public company directorships: CrossFirst Bankshares, Inc.

9 | SilverBow Resources, Inc.	2023 Proxy Statement

Christoph O. Majeske Advisor of Strategic Value Partners

Mr. Majeske has served as a director of SilverBow since September 2016. He was designated as a director by SVP pursuant to the Nomination Agreement, and is recommended for re-election at this Annual Meeting by both our Nominating and Strategy Committee and our Board. Mr. Majeske is an Advisor of Strategic Value Partners and was previously a Director of Strategic Value Partners and member of the North American investment team with a focus on energy, transportation and industrials. From 2006 to 2015, he was a Vice President and Operating Executive of Cerberus Capital Management (“Cerberus”). At Cerberus, Mr. Majeske executed private equity transactions and held various interim executive roles at portfolio companies, including Chief Financial Officer and Chief Restructuring Officer, in both North America and Europe across a range of industries. From 2000 to 2006, Mr. Majeske was a member of the M&A Advisory team at PricewaterhouseCoopers. He received a Bachelor of Business Administration in Finance, Accounting and Economics with High Distinction from the University of Michigan in 2000. He also serves on the Board of Directors of White Energy. He was previously on the Board of Directors of Dolphin Drilling, Genco Shipping & Trading, GSE Environmental and PureField Ingredients. Mr. Majeske brings a wealth of financial and restructuring experience to the Board.
Independent Director
Age: 44
Service commenced: 2016
Board Committees: Compensation (Chair)
Other current public company directorships: None
Class II Director Nominee

Kathleen McAllister Former Chief Executive Officer and Chief Financial Officer of Transocean Partners LLC

Ms. McAllister was named an independent director of SilverBow Resources on January 9, 2023 by the Company’s Board and is recommended for election at this Annual Meeting by both our Nominating and Strategy Committee and our Board. Ms. McAllister was first identified as a director candidate by a third-party, global search firm engaged for the director selection process. Most recently, Ms. McAllister served as President, Chief Executive Officer, and Director of Transocean Partners LLC, an offshore drilling contractor, from 2014 to 2016 and as Chief Financial Officer in 2016. From 2011 to 2014, Ms. McAllister served as Vice President and Treasurer of Transocean Ltd. and led the initial public offering of Transocean Partners in 2014 after holding roles of increasing responsibility in corporate and operations, finance, treasury, accounting and tax with Transocean Ltd. Ms. McAllister began her career at Deloitte & Touche LLP and served in various finance, treasury, accounting and tax roles at Baker Hughes Company, Helix Energy Solutions Group, Inc. and Veritas DGC Inc. prior to joining Transocean. Ms. McAllister currently serves as an independent director and audit committee chair for The Metals Company, an independent director and audit committee member of Black Hills Corporation, and an independent director, audit committee member and conflicts committee member of Höegh LNG Partners LP. Ms. McAllister holds a BS degree in Accounting from the University of Houston-Clear Lake. Ms. McAllister brings proven leadership and global, capital-intensive business experience and financial acumen to the Board.
Independent Director
Age: 58
Service commenced: 2023
Board Committees: None at present; to be assigned
Other current public company directorships: The Metals Company Black Hills Corporation

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Vote Required and Board Recommendation
SilverBow's Bylaws provide that a plurality of the votes cast by holders of shares entitled to vote is necessary to elect each nominee.

The Board of Directors unanimously recommends that shareholders vote “FOR” each director nominee identified in this proxy statement to serve as a Class I or Class II Director, as applicable.
The persons named as proxies in these proxy materials, unless otherwise directed by a shareholder on a proxy card, intend to vote “FOR” the election of each nominee named in this proxy statement standing for election as a director. If any nominee should become unavailable or unable to serve as a director, the persons named as proxies may vote for a substitute nominee, the size of the Board may be reduced accordingly, or a new nominee or director may be appointed pursuant to the then-applicable terms of the Nomination Agreement; however, the Board is not aware of any circumstances likely to render any nominee unavailable.

11 | SilverBow Resources, Inc.	2023 Proxy Statement

CONTINUING MEMBERS OF THE BOARD OF DIRECTORS
Class II Directors

Gabriel L. Ellisor Managing Partner of 3BAR Industries LLC

Mr. Ellisor was named a director of SilverBow in April 2016. He was originally designated as a director by the Consenting Noteholders (excluding SVP) pursuant to the Nomination Agreement. Mr. Ellisor assumed the role of Managing Partner of 3BAR Industries, LLC, a construction company focused on civil work primarily for solar projects, in June 2021. He previously served as Chief Financial Officer of Three Rivers Operating Company II, an oil and gas company, from July 2012 to February 2015 and as Chief Financial Officer for Three Rivers Operating Company I from 2010 to 2012, until such acquisition vehicles were sold. Prior to joining Three Rivers, Mr. Ellisor was a principal at Rivington Capital Advisors from 2008 to 2010. Mr. Ellisor has approximately 25 years of experience in the finance sector of the oil and gas industry, including holding various positions at First Interstate Bank, Wells Fargo, and BNP Paribas. He also served on the board of Salt Creek Midstream LLC from March 2018 until July 2020 and on the board of Energy XXI and as chair of its Audit Committee from April 2018 until its merger with Cox Oil in October 2018. Mr. Ellisor earned a B.B.A., with a major in Finance, from Texas Christian University. Mr. Ellisor’s qualifications to serve on the Board include his vast financial and transactional experience.
Independent Director
Age: 49
Service commenced: 2016
Board Committees: Audit (Chair) Compensation
Other current public company directorships: None

Charles W. Wampler Chief Executive Officer & President of Resource Rock Exploration II, LLC

Mr. Wampler has served as a director of SilverBow since April 2016. He was originally designated as a director by the Consenting Noteholders (excluding SVP) pursuant to the Nomination Agreement. Mr. Wampler assumed the role of Chairman, CEO and President of Resource Rock Exploration II, LLC in June 2017, a company that is focused on acquiring and developing oil and gas properties. Previously, Mr. Wampler served as Chief Operating Officer of Aspect Holdings, President of Aspect Energy and General Exploration Partners (“GEP”) and Board member for GEP from 2007 to 2012. Mr. Wampler directed the day-to-day management of Aspect’s domestic operations in the US Gulf Coast and international operations in Hungary and Kurdistan, Iraq. Before joining Aspect, Mr. Wampler was Chief Operating Officer and a Board member of Lewis Energy Group from 2004 to 2007. Prior to joining Lewis Energy, Mr. Wampler was Division Operations Manager and Drilling Manager of EOG Resources from 1984 to 2004, and prior to joining EOG, he held several engineering positions. Mr. Wampler served on the Board of Directors of Energy XXI and its Audit Committee from December 2016 until its merger with Cox Oil in October 2018. Mr. Wampler earned his Bachelor of Science in Petroleum Engineering from University of Louisiana at Lafayette. Mr. Wampler is qualified to serve on the Board due to his decades of operational experience in various facets of the oil and gas industry.
Independent Director
Age: 68
Service commenced: 2016
Board Committees: Audit Compensation
Other current public company directorships: None
Information regarding Kathleen McAllister, a Class II director, is set forth previously in this proxy statement under “Director Nominees.”

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Class III Directors

David Geenberg Head of North American Investment Team of Strategic Value Partners

Mr. Geenberg was appointed a director of SilverBow in April 2016 after being designated by Strategic Value Partners pursuant to the Nomination Agreement. Mr. Geenberg is Head of the North American investment team at SVP; he has served in that role since January 2016 after being a senior member of SVP’s investment team focused on power, energy, and infrastructure, in which capacity he worked for the firm since 2009. From 2005 to 2009, Mr. Geenberg worked at Goldman, Sachs & Co., most recently in the merchant bank’s Infrastructure Investment Group and, prior to that, in the Natural Resources Group in the investment bank. Mr. Geenberg currently also serves on the boards of five private companies: GenOn Energy, one of the largest independent power producers in the United States, SH-130 Concession Company, a toll road concessionaire in Texas, IPC Systems, a leading provider of trading floor communications to banks, OmniMax International, a leading US building products company, and PureField Ingredients, a plant-based protein producer, and previously served on the boards of Penn-Virginia Corporation (including as co-chairman), Chaparral Energy, Bicent Power, and White Energy. He received a Bachelor of Arts in Economics from Dartmouth College. Mr. Geenberg brings to the Board experience advising and investing in the energy industry and significant capital markets knowledge.
Independent Director
Age: 39
Service commenced: 2016
Board Committees: Nominating and Strategy
Other current public company directorships: None

13 | SilverBow Resources, Inc.	2023 Proxy Statement

Marcus C. Rowland Founder and Director of IOG Capital

Mr. Rowland was named a director and Chairman of the Board of SilverBow in September 2016. He was appointed as Chairman of the Board by our Nominating and Strategy Committee and is classified as an “independent director,” as such term is specifically used in the Nomination Agreement, meaning he was not designated by any of the Consenting Noteholders including SVP. Mr. Rowland is the Founder and a Director of IOG Capital, LP ("IOG"), an energy investment firm, where he also previously led such company’s investment team as Senior Managing Director from 2014 to 2021. Prior to IOG, Mr. Rowland served as the Chief Executive Officer at FTS International, Inc. (formerly Frac Tech International, LLC) from May 2011 through November 2012, and as the President and Chief Financial Officer of Frac Tech Services, LLC and Frac Tech International, LLC from November 2010 to May 2011. Mr. Rowland served as the Chief Financial Officer or equivalent positions of Chesapeake Energy Corporation from 1993, when the company became publicly traded, until October 2010, leaving in the position of Executive Vice President and Chief Financial Officer. Prior to that, Mr. Rowland served as Chief Operating Officer of Anglo-Suisse, LP from 1990 to 1992, having previously owned his own operating company earlier in his career. Mr. Rowland has served as a director on the boards of a number of public and private companies. He was previously Chairman of the Board at Chaparral Energy, Inc. from April 2019 to October 2020, and also served as a director at SAExploration Holdings, Inc. from 2020 through December 2022, Warrior Technologies Acquisition Company from 2021 through September 2022, Key Energy Services, Inc. from 2020 through February 2022, MIND Technology, Inc. (formerly Mitcham Industries, Inc.) from 2015 through January 2022, Warren Resources, Inc. from 2012 to 2014 and Chesapeake Midstream Partners from 2010 to 2011. He is an alumnus of Wichita State University. Mr. Rowland is a seasoned oil and gas corporate executive, director, and investment manager with over 40 years of experience in all aspects of upstream and midstream business segments and brings that knowledge along with his expertise in energy mergers, acquisitions, divestitures, public securities transactions, environmental, social and governance ("ESG") oversight, and derivatives facilities to the Board.
Independent Director
Age: 70
Service commenced: 2016
Chairman of the Board
Board Committees: Nominating and Strategy
Other current public company directorships: None

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Sean C. Woolverton Chief Executive Officer

Mr. Woolverton was appointed Chief Executive Officer and a member of the Board of SilverBow in March 2017. He was appointed to the Board by our Nominating and Strategy Committee in accordance with the terms of the Nomination Agreement. He was previously the Chief Operating Officer of Samson Resources Company (“Samson”), a private oil and natural gas company, from January 2016 to February 2017, having joined Samson in November 2013. Samson filed for bankruptcy protection in the Federal Court in the District of Delaware on September 16, 2015, and emerged from bankruptcy on March 1, 2017, shortly after Mr. Woolverton’s resignation. From 2007 to 2013, Mr. Woolverton held a series of positions of increasing responsibility at Chesapeake Energy Corporation, a public independent exploration and development oil and natural gas company, including Vice President of its Southern Appalachia business unit. Prior to joining Chesapeake Energy Corporation, Mr. Woolverton worked for Encana Corporation, a North American oil and natural gas producer, where he oversaw its Fort Worth Basin development and shale exploration teams in North Texas. Earlier in his career, Mr. Woolverton worked for Burlington Resources in multiple engineering and management roles. Mr. Woolverton received his Bachelor of Science degree in Petroleum Engineering from Montana Tech. Mr. Woolverton brings his vast operational leadership and knowledge to SilverBow and the Board.

Employee Director
Age: 53
Service commenced: 2017
Other current public company directorships: None

Compensation of Directors
In accordance with its charter, the Compensation Committee periodically evaluates the compensation of non-employee directors for service on the Board and on Board committees. In consultation with an independent compensation consultant, FW Cook, the Compensation Committee recommends annual retainers and fees for service as chairs of Board committees, sets the terms and awards of any stock-based compensation and submits these recommendations to the Board for approval.
SilverBow's non-employee directors receive a combination of cash, in the form of an annual retainer payable on a quarterly basis, and stock-based compensation. Our non-executive Chairman of the Board and committee chairs receive additional compensation for their services due to the increased responsibilities that accompany these positions. Directors who are also employees of the Company or representatives appointed by our significant shareholder, SVP, receive no additional compensation for service as directors or as committee chairs.
The Compensation Committee, following discussions with FW Cook, returned to a more traditional compensation program for our directors in 2022, following the Company's strong financial performance in 2021 and two years of reduced long-term equity incentive awards for our directors, when the Compensation Committee had been conscious of managing equity dilution in a lower price environment. The director compensation program is designed to be positioned competitively between the market median and 75th percentile of our 2022 compensation peer group as further described in the Compensation Discussion and Analysis section of this proxy statement. For 2022, the value of the annual long-term incentive award granted to our non-employee directors was delivered 100% in restricted stock units ("RSUs"). The total long-term incentive award was designed to be valued at approximately $165,000 ($240,000 for Mr. Rowland as Chairman of the Board), using the January 2022 volume weighted average price ("VWAP") of the Company's stock. On the date of grant, February 23, 2022, given the stock price increase from January 2022 levels, the RSU awards were ultimately valued at approximately $178,000 ($259,000 for Mr. Rowland). The RSU award vested on the first day of the month following the one year anniversary of the date of grant (March 1, 2023).

15 | SilverBow Resources, Inc.	2023 Proxy Statement

The following table shows the annual compensation payable to our non-employee directors for service during 2022:

Annual Board Retainer	$70,000	(1)
Committee Chair Premiums:
Audit Committee Chair	$20,000	(2)
Compensation Committee Chair	$—	(3)
Nominating and Strategy Committee Chair	$10,000	(4)
Annual Long-Term Incentive Retainer
Restricted Stock Units Value	$165,000	(5)
Non-Executive Chairman of Board Premium
Annual Chairman of Board Retainer	$75,000	(6)
Restricted Stock Units Value	$75,000	(7)
_______________________________
(1)    Annual retainer for all non-employee directors for 2022 service. Directors who are representatives appointed by our significant shareholder, SVP, receive no additional compensation (neither cash nor equity) for their service as directors and are prohibited from individually owning shares of the Common Stock under the terms of their employment, arrangement and/or agreement with SVP.
(2)    Annual fee for serving as Audit Committee Chair in 2022.
(3)    Annual fee for serving as Compensation Committee Chair in 2022. As the Compensation Committee Chair is a SVP representative and appointed director, no compensation was payable for service in such position.
(4)    Annual fee for serving as Nominating and Strategy Committee Chair in 2022.
(5)    Targeted value of the RSU award for 2022 long-term incentive retainer applicable for all non-employee directors other than directors who are representatives of and appointed by our significant shareholder, SVP.
(6)    Annual additional cash retainer for leadership and increased responsibility for service as non-executive Chairman of Board.
(7)    Value of 2022 premium on RSU award for long-term incentive retainer for leadership and increased responsibility as non-executive Chairman of the Board.

Our Principles for Corporate Governance include stock ownership requirements for our non-employee directors (excluding the two directors who are representatives and appointed directors of our significant shareholder, SVP) that further align the Company's director and shareholder interests by enhancing our directors' long-term perspective. Each applicable director is required to hold an equity ownership in the Company with a value of at least four times the director's annual retainer. Such ownership should generally be achieved within a five-year grace period from the later of (i) when the director was first elected to the Board or (ii) April 30, 2019, the date on which the Principles were amended to include the non-employee director stock ownership requirements.
The following table sets forth certain summary information regarding compensation paid or accrued by the Company to or on behalf of the Company’s non-employee directors for the fiscal year ended December 31, 2022. Although the Board views such as compensation for 2021 service, a restricted cash award of $80,000 ($190,000 for Mr. Rowland as Chairman of the Board) provided for 2021 to 2022 Board service (as a part of the annual long-term incentive retainer for 2021) was not earned or paid until February of 2022, and thus, is reflected in the Company's 2022 Director Compensation Table below.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
(a)	(b)	(c)	(h)
Michael Duginski	$160,000	$177,866	$337,866
Gabriel L. Ellisor	$170,000	$177,866	$347,866
David Geenberg(3)	$—	$—	$—
Jennifer M. Grigsby(4)	$—	$—	$—
Christoph O. Majeske(3)	$—	$—	$—
Kathleen McAllister(4)	$—	$—	$—
Marcus C. Rowland	$323,853	$258,705	$582,558
Charles W. Wampler	$150,000	$177,866	$327,866
_______________________________
(1)    Amounts in this column include annual Board retainers, Board and committee chair premiums and a restricted cash award (as part of the annual long-term incentive retainer for 2021 for 2021 to 2022 Board service).

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(2)    Amounts in this column reflect the aggregate grant date fair value of the RSUs granted to our non-employee directors, calculated in accordance with Financial Standards Accounting Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. For additional information about the assumptions used in the valuation of such awards, see Note 7 to Consolidated Financial Statements to the Company’s audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2022. As of December 31, 2022, our non-employee directors held the following number of (i) vested and unexercised stock options: Messrs. Duginski, Ellisor and Wampler - 8,823 each, and Mr. Rowland - 0; (ii) no unvested stock options; and (iii) unvested RSUs (which vested in full on March 1, 2023): Messrs. Duginski, Ellisor and Rowland - 7,362 each, and Mr. Rowland - 10,708.
(3)    As described above, directors who are representatives of and appointed by our significant shareholder, SVP, do not receive any compensation for their service as directors.
(4)    Mses. Grigsby and McAllister commenced service as directors on January 9, 2023, and did not receive any compensation for service in 2022.

Corporate Governance
Policies and Committee Charters
Part of the Company’s historical and ongoing corporate governance practices is the Company’s policy that officers, directors, employees and certain consultants of the Company are required to submit annual disclosure statements regarding their compliance with the Company’s Conflict of Interest Policy. A management representation letter is provided to the Nominating and Strategy Committee of the Board regarding the results of the annual disclosure statements and management’s assessment of any potential or actual conflict of interest. Based on this assessment and further discussion with management, the Nominating and Strategy Committee then directs management on what additional action, if any, the committee determines necessary with regard to any potential or actual conflict of interest or related-party transaction.
The Company also requires that officers, directors, employees and certain consultants of the Company provide an annual reaffirmation of the Company’s Code of Ethics and Business Conduct. A copy of the Code of Ethics and Business Conduct is redistributed in connection with this requirement. Each required individual is asked to reaffirm and reacknowledge that they have reviewed and refreshed their knowledge of the Code of Ethics and Business Conduct and will continue to comply with all provisions therein. Each individual also reaffirms their understanding that their continued service to the Company is dependent upon compliance with the Company’s Code of Ethics and Business Conduct. In addition, all officers, directors, employees and certain consultants are required to annually recertify their understanding of, and adherence to, the Company’s Insider Trading Policy. A copy of the Insider Trading Policy is also redistributed in connection with this requirement.
Each of the Audit, Compensation and Nominating and Strategy Committees has a committee charter. These charters are reviewed annually by the applicable committee, and all of the charters are reviewed by the Nominating and Strategy Committee. The committee charters, the Board-adopted Principles for Corporate Governance and the Code of Ethics and Business Conduct are applicable to all employees and directors, and to certain consultants, and are posted on the Company’s website at www.sbow.com. Any amendments to or waivers of the Code of Ethics and Business Conduct related to executive officers or directors will be promptly posted on SilverBow's website, if and as required.
Board Leadership Structure; Meetings of Independent Directors; Role in Risk Oversight
While our Principles for Corporate Governance do not require that our Independent Chairman of the Board and Chief Executive Officer positions be separate, under the present terms of the Nomination Agreement, the Independent Chairman position and the Chief Executive Officer position are separated. Mr. Rowland was appointed as the Independent Chairman when he joined the Board in September 2016 and Mr. Woolverton was named Chief Executive Officer in March 2017.
The Board believes that this leadership structure is appropriate at this time as it allows our Chief Executive Officer to manage and lead the day-to-day business of the Company while allowing the Independent Chairman to provide independent leadership to the Board. As Independent Chairman of the Board, Mr. Rowland presides over each executive session of independent directors.
Along with the separation of our Chairman of the Board and Chief Executive Officer roles, we also have other checks and balances for our Board structure:

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•    our Audit, Compensation and Nominating and Strategy committees are all completely independent, as required;
•    eight of our nine Board members are independent under the standards for members of the Compensation and Nominating and Strategy Committee;
•    six of our nine Board members are independent under the standards for members of the Audit Committee;
•    our independent Nominating and Strategy Committee (in conjunction with the Nomination Agreement in effect) has responsibility for Board and management succession planning and related recommendations to the full Board;
•    led by the Nominating and Strategy Committee, a Board assessment is conducted annually, assessing the entire Board (not just the current class of nominees) and its committees;
•    after all quarterly Audit Committee meetings, the Audit Committee meets in executive session with our independent auditor, BDO, and internal auditor team;
•    following most meetings of the Board, the Independent Chairman presides over an executive session of the independent directors of the Board; and
•    as provided in “Communications with the Board of Directors” in this proxy statement, any shareholder may communicate with the Board of Directors or non-management independent directors, as appropriate.
The full Board is responsible for general oversight of enterprise risk concerns inherent in our business. The Board has chosen to retain such oversight due to the significance and reach across all aspects of the business. Enterprise risks are assessed on a short-term, intermediate-term and long-term basis, and Board oversight standards take into account various factors including materiality, frequency, scope, compliance and importance to the Company and all of its stakeholders. At each Board meeting, the Board receives reports from members of our senior management that help the Board assess the risks we face in the conduct of our business. Senior technical management frequently makes presentations to the Board about current and planned exploration and development activities and business development opportunities that may subject us to operational and financial risks. The Company also engages outside advisors and experts on enterprise risk concerns, including financial, operational, ESG, legal and compliance matters, as well as potential future threats and trends, who, on an as appropriate basis, may provide periodic updates to the Board on such matters. In addition, the Audit Committee reviews the effectiveness of our internal controls over financial reporting, which are designed to address risks specific to financial reporting, with our internal auditor and independent accountant at least annually. The Audit Committee is also responsible for oversight of the Company’s cyber risk management. Periodic cyber risk updates are provided by Company management to the Board and Audit Committee, and the Audit Committee annually reviews the effectiveness of such controls. This includes mitigation initiatives, external security assessments, and employee and user training. Additionally, given the importance, our full Board has chosen to retain responsibility for oversight of environmental, social and governance ("ESG") risks at this time, including risks related to climate change, sustainability, strategy and human capital. The Board receives routine updates from the Company's ESG Task Force on sustainability and report issuance, SilverBow's ESG profile and progress updates on mitigation initiatives. Through the Company’s independent committees, SilverBow has established processes for the effective oversight of critical issues, such as integrity of our financial statements and cybersecurity by our Audit Committee, executive compensation by our Compensation Committee, and corporate governance, including the selection of directors and director nominees, by our Nominating and Strategy Committee.
Related-Party Transactions
Other than the Company’s Conflict of Interest Policy, the Company has not adopted a formal related-party transaction policy. As a matter of corporate governance policy and practice, all related-party transactions as defined under Item 404(a) of Regulation S-K along with any disclosures under SilverBow's Conflict of Interest Policy, are presented to and considered by the Nominating and Strategy Committee of the Company’s Board of Directors prior to any related-party transaction occurring, as well as annually and on an as-needed basis. See the discussion set forth above under “Corporate Governance” regarding the Conflict of Interest Policy and related annual disclosure process used to identify and evaluate related-party transactions, if any, disclosed by our directors, officers, employees and certain consultants.

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Director Nomination Agreement
On April 22, 2016, we entered into the Nomination Agreement with SVP and certain other former holders of our cancelled senior notes (the “Consenting Noteholders”). Pursuant to the Nomination Agreement, SVP has the right to designate two director nominees (each an “SVP Designated Director”), which shall be one Class I director and one Class III director; provided, that (A) the number of nominees designated by SVP shall be reduced to one director, which shall be a Class III director, at such time as SVP and its affiliates (the “SVP Entities”) collectively beneficially own Common Stock representing an equity percentage of less than 15% and greater than or equal to 8%, with the understanding that such reduction to one director shall be permanent and despite any later increase in their equity percentage, and (B) SVP shall permanently, and despite any later increase in their equity percentage, no longer be entitled to designate a nominee at such time as the SVP Entities collectively beneficially own Common Stock representing an equity percentage of less than 8%. The other Consenting Noteholders own less than the requisite equity percentage necessary to maintain their rights under the Nomination Agreement; as such, the related provisions of the Nomination Agreement for the Consenting Noteholders to designate Class II director nominees are no longer operative.
So long as SVP is entitled to designate a nominee, SVP shall have the right to remove such nominee (with or without cause), from time to time and at any time, from the Board. Should a director designated by SVP be removed for any reason, whether by SVP or otherwise in accordance with the Charter and the Bylaws, SVP shall be entitled to designate an individual to fill the vacancy created by such removal so long as SVP is entitled to designate a nominee on the date of such replacement designation, subject to the Charter and Bylaws of the Company. In addition, if SVP loses the right to nominate any directors, it may not remove and replace their directors still on the Board.
The Nomination Agreement will terminate upon the earlier to occur of (a) such time as the Consenting Noteholders in the aggregate no longer beneficially own Common Stock representing an equity percentage equal to or greater than 8%, or (b) the delivery of written notice to SilverBow by all of the Consenting Noteholders, requesting the termination of the Agreement. Further, at such time as any particular Consenting Noteholder ceases to beneficially own any shares of Common Stock, all rights and obligations of such Consenting Noteholder under the Nomination Agreement will terminate.
As of March 17, 2023, SVP maintains its right to nominate two directors (one Class I Director and one Class III Director) under the Nomination Agreement. The other Consenting Noteholders own less than the requisite equity percentage necessary to maintain their right to nominate two Class II Directors under the Nomination Agreement; as such, the related provisions of the Nomination Agreement for the Consenting Noteholders Class II director nominations are no longer operative.
The foregoing summary of the Nomination Agreement is qualified in its entirety by reference to the full text of the Nomination Agreement, which is included as Exhibit 4.7 to our Registration Statement on Form S-8 (File No. 333-210936), filed on April 27, 2016.
Registration Rights Agreement
We also entered into a registration rights agreement effective April 22, 2016 (the “Registration Rights Agreement”) with parties who received shares of Common Stock upon the effective date of the Registration Rights Agreement (the “Holders”) representing 5% or more of the Common Stock outstanding on that date, including SVP. The Registration Rights Agreement provides resale registration rights for the Holders’ Registrable Securities (as defined in the Registration Rights Agreement).
Pursuant to the Registration Rights Agreement, Holders have customary demand, underwritten offering and piggyback registration rights, subject to the limitations set forth in the Registration Rights Agreement. Under their demand registration rights, Holders owning at least 5% of the outstanding shares of Common Stock may request us to register all or a portion of their Registrable Securities, including on a delayed or continuous basis under Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”). Each Holder is entitled to two demand registrations. Generally, we are required to provide notice of the demand request within five business days following the receipt of the demand notice to all additional Holders, who may, in certain circumstances, participate in the registration. Under their underwritten offering registration rights, Holders also have the right to demand us to effectuate the distribution of any or all of its Registrable Securities by means of an underwritten offering pursuant to an effective registration statement. Each Holder is entitled to two underwritten offering requests. We are not obligated to effect a demand notice or an underwritten demand notice within 180 days of

19 | SilverBow Resources, Inc.	2023 Proxy Statement

closing either a demand registration or an underwritten offering. We are required to maintain the effectiveness of any such registration statement until the earlier of 180 days (or two years if a “shelf registration” is requested) after the effective date of the Registration Rights Agreement and the consummation of the distribution by the participating Holders. Under their piggyback registration rights, if at any time we propose to register an offering of Common Stock for our own account, we must give at least five business days’ notice to all Holders of Registrable Securities to allow them to include a specified number of their shares in the registration statement.
These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration and our right to delay or withdraw a registration statement under certain circumstances. We will generally pay all registration expenses in connection with our obligations under the Registration Rights Agreement, regardless of whether a registration statement is filed or becomes effective. The registration rights granted in the Registration Rights Agreement are subject to customary indemnification and contribution provisions, as well as customary restrictions such as blackout periods and, if an underwritten offering is contemplated, limitations on the number of shares to be included in the underwritten offering that may be imposed by the managing underwriter.
The obligations to register shares under the Registration Rights Agreement will terminate with respect to us and each Holder on the first date upon which the Holder no longer beneficially owns any Registrable Securities.
The foregoing summary of the Registration Rights Agreement is qualified in its entirety by reference to the full text of the Registration Rights Agreement, which is included as Exhibit 10.1 to the our Current Report on Form 8-K (File No. 001-08754) filed on April 28, 2016.

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AFFIRMATIVE DETERMINATIONS REGARDING INDEPENDENT DIRECTORS AND FINANCIAL EXPERTS
The Board has determined that each of the following directors is an “independent director” as such term is defined in Section 303A.02 of the Listed Company Manual of the NYSE: Michael Duginski, Gabriel L. Ellisor, David Geenberg, Jennfer M. Grigsby, Christoph O. Majeske, Kathleen McAllister, Marcus C. Rowland and Charles W. Wampler. In reaching this determination, the Board has affirmatively determined that each of these directors has no material relationship with the Company as contemplated under Section 303A.02. The Board has determined that each of these same directors is independent for the purposes of Nominating and Strategy Committee service, although each does not currently serve on the Nominating and Strategy Committee. The Board also has determined that these same directors are each “independent” under the heightened standards set forth in Section 303A.02 of the Listed Company Manual of the NYSE for the purposes of Compensation Committee service, although these directors do not all serve on the Compensation Committee. These independent directors represent a majority of the Company’s Board of Directors. Mr. Woolverton is not an independent director because he also serves as Chief Executive Officer of the Company.
The Board has also determined that each of the following directors is “independent” under the heightened standard set forth in Section 303A of the Listed Company Manual of the NYSE for the purposes of Audit Committee service (including, by reference, the standards set forth under Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”)): Michael Duginski, Gabriel L. Ellisor, Jennifer M. Grigsby, Kathleen McAllister, Marcus C. Rowland, and Charles W. Wampler. Although these directors do not all serve on the Audit Committee, six of our nine directors are independent for Audit Committee purposes at this Annual Meeting.
As discussed above, the Board has determined that each member of the Audit, Compensation and Nominating and Strategy committees of the Board meets the independence requirements applicable to those committees prescribed by the NYSE and the SEC. Further, the Board has determined that Mr. Gabriel L. Ellisor, Audit Committee Chair, and Mr. Michael Duginski, also a member of the Audit Committee, are each an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC.

21 | SilverBow Resources, Inc.	2023 Proxy Statement

MEETINGS AND COMMITTEES OF THE BOARD
The following standing committees have been established by the Board: Audit, Compensation and Nominating and Strategy. Descriptions of the membership, chairs and functions of these committees are set forth below. The following chart identifies the number of meetings and actions by consent of the Board and the committees during 2022:

	Board of Directors	Audit	Compensation	Nominating and Strategy
Number of meetings held	15	4	1	4
Number of actions by consent	4	0	0	0

During 2022, each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board plus (ii) the total number of meetings of all committees of the Board on which he served.

AUDIT COMMITTEE
Members
Gabriel L. Ellisor (Chair)
Michael Duginski
Charles W. Wampler
Primary Responsibilities
The Audit Committee assists the Board in fulfilling its responsibilities with respect to oversight in monitoring: (i) the integrity of the financial statements of the Company; (ii) SilverBow’s compliance with legal and regulatory requirements; (iii) the selection, qualifications and independence of the independent auditor; and (iv) the performance of SilverBow's internal audit function and independent auditor. Additionally, as part of its responsibilities, on at least an annual basis, the Audit Committee reviews and discusses the Company's cybersecurity risk management reporting framework with management and the auditors.
Independence and Financial Expertise
The committee is required to be comprised of three or more non-employee directors, each of whom is determined by the Board to be “independent” under the rules promulgated by the SEC under the Exchange Act and meets the financial literacy and experience requirements under the rules or listing standards established by the NYSE, as may be amended. In addition, at least one member of the committee must satisfy the definition of “audit committee financial expert” as such term may be defined from time to time under the rules promulgated by the SEC. The Board has determined that Messrs. Ellisor and Duginski qualify as “audit committee financial experts” and that each member of the Audit Committee is independent as defined in the NYSE listing standards and the Exchange Act rules, and each meets the financial literacy and experience requirements established by the NYSE.
Audit Committee Report
A report of the Audit Committee appears later in this proxy statement.

COMPENSATION COMMITTEE
Members
Christoph O. Majeske (Chair)
Gabriel L. Ellisor
Charles W. Wampler
Primary Responsibilities
The Compensation Committee holds the responsibilities of the Board relating to compensation of the Company’s executive officers. This includes evaluating the compensation of the executive officers of the Company and its operating subsidiary, SilverBow Resources Operating, LLC, and their performance relative to their compensation to assure that such executive officers are compensated effectively in a manner consistent with

2023 Proxy Statement	SilverBow Resources, Inc. | 22

the strategy of SilverBow, competitive practices and the requirements of the appropriate regulatory bodies. In addition, this committee evaluates and makes recommendations to the Board regarding the compensation of the directors. The Compensation Committee evaluates and approves any amendment, some of which may require shareholder approval, to the Company’s existing equity-related plans and approves the adoption of any new equity-related plans, subject to shareholder and Board approval. The Compensation Committee may delegate its authority to subcommittees constituted of a member or members of the Compensation Committee, but generally does not delegate authority to members of management to oversee executive compensation matters or compensation plan matters, including both equity-related and cash incentive compensation plans.
Independence
The Compensation Committee is required to be comprised of at least three directors who are non-employee directors and determined by the Board to be independent under applicable Exchange Act rules and NYSE listing standards. The Board has determined that all Compensation Committee members qualify as non-employee directors under applicable Exchange Act rules and NYSE listing standards.
Compensation Committee Report
The report of the Compensation Committee is included as part of “Compensation Discussion and Analysis” of this proxy statement.
Independent Compensation Consultant
Frederic W. Cook & Co., Inc. (“FW Cook”) has been engaged by the Compensation Committee since October 2017 to serve as its independent compensation consultant. FW Cook reports directly to our Compensation Committee and has provided expert advice on the design and implementation of the Company’s compensation policies and programs. To the best of the Company’s knowledge, there are no conflicts between FW Cook and any member of the Board.

NOMINATING AND STRATEGY COMMITTEE
Members
Michael Duginski (Chair)
David Geenberg
Marcus C. Rowland
Primary Responsibilities
The Nominating and Strategy Committee identifies individuals qualified to become directors, nominates candidates for directorships and also recommends to the Board the membership of each of the Board’s committees. Subject to the Nomination Agreement, this committee may consider nominees recommended by shareholders upon written request by a shareholder. The Nominating and Strategy Committee develops, monitors and recommends to the Board corporate governance principles and practices applicable to SilverBow. The committee also assists Company management in identifying, screening and recommending to the Board individuals qualified to become executive officers of the Company. In addition, this committee administers the Company’s Conflict of Interest Policy. While the Board of Directors retains the responsibility for the Company's ESG oversight, as part of its responsibilities, the Nominating and Strategy Committee reviews and makes recommendations to the Board regarding policies, programs and practices respecting matters of corporate social responsibility that impact the Company's ability to effectively achieve its business goals.
Independence
The Nominating and Strategy Committee is required to comprise at least three directors who are non-employee directors and determined by the Board to be independent under the NYSE listing standards and the Exchange Act rules and the Board has determined that all Nominating and Strategy Committee members qualify as non-employee directors under such standards and rules.

23 | SilverBow Resources, Inc.	2023 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
The following table sets forth information concerning the shareholdings of each person who, to the Company’s knowledge, beneficially owned more than five percent of the Company’s outstanding Common Stock as of March 17, 2023:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (# of shares)		Percent of Class
Strategic Value Partners, LLC 100 West Putnam Avenue Greenwich, CT 06830	4,215,003	(1)	18.6%
Kimmeridge Energy Management Company, LLC 412 West 15th Street - 11th Floor New York, NY 10011	3,281,356	(2)	14.5%
Post Oak Energy Holdings, LLC 34 S. Wynden Dr, Suite 300 Houston, TX 77056	1,861,047	(3)	8.2%
State Street Corporation State Street Financial Center 1 Lincoln Street Boston, MA 02111	1,333,788	(4)	5.9%
_______________________________
(1)    Based on a Schedule 13D/A filed August 26, 2022, by Strategic Value Partners, LLC, SVP Special Situations III LLC, SVP Special Situations III-A LLC, and Victor Khosla, 4,215,003 shares are beneficially owned by Strategic Value Partners, LLC (i) as the investment manager of Strategic Value Master Fund, Ltd., which has an ownership interest in SVMF 70 LLC, which has an ownership interest in SVMF 71 LLC, (ii) as the managing member of SVP Special Situations III LLC, which is the investment manager of Strategic Value Special Situations Master Fund III, L.P., which has an ownership interest in SVMF 70 LLC, which has an ownership interest in SVMF 71 LLC, and (iii) as the managing member of SVP Special Situations III-A LLC, which is the investment manager of Strategic Value Opportunities Fund, L.P., which has an ownership interest in SVMF 71 LLC. SVMF 71, LLC directly holds 4,215,003 shares of the Company. Mr. Victor Khosla is the sole member of Midwood Holdings, LLC, which is the managing member of Strategic Value Partners, LLC and is also the indirect majority owner and control person of Strategic Value Partners, LLC, SVP Special Situations III LLC and SVP Special Situations III-A LLC. Each of the signatories to the Schedule 13D/A disclaims beneficial ownership of all reported securities. Strategic Value Partners, LLC is a Consenting Noteholder under the Director Nomination Agreement as discussed above under “Continuing Members of the Board of Directors—Related-Party Transactions—Director Nomination Agreement.”
(2)    Based on a Schedule 13D is filed September 23, 2022, on behalf of Kimmeridge Energy Management Company, LLC, a Delaware limited liability company ("Kimmeridge"), which is, directly or indirectly, the investment adviser to certain funds and/or accounts which hold the securities reported therein. Kimmeridge is managed by a board of managers consisting of Benjamin Dell, Henry Makansi, Neil McMahon, Noam Lockshin, Alexander Inkster, Neda Jafar and Denis Laloy (each such manager, a “Kimmeridge Principal”, and collectively, the “Kimmeridge Principals”). Kimmeridge claims sole voting and dispositive power with respect to all shares reported.
(3)    Based on a Schedule 13G dated and jointly filed on September 30, 2022, under a Rule 13d-1(k)(1) Agreement and pursuant to Rule 13d-1(c), by Post Oak Energy Holdings, LLC ("POEH"), Post Oak Energy Capital LP ("Post Oak"), and Post Oak Tri-C, LLC ("Tri-C"), the Schedule 13G relates to shares of Common Stock of the Company held directly for the account of each of Tri-C, Tri-C Energy Partners, LLC (“TCEP”), Post Oak Sierra, LLC (“Sierra”) and Post Oak Petro Edge, LLC (“Petro Edge”), each a Delaware limited liability company, and by Sierra EF, LP (“Sierra EF”). Post Oak is the sole managing member of each of Tri-C, Sierra and Petro Edge. Sierra owns a majority interest in the general partner of Sierra EF and entitled to designate a majority of its managers, and Tri-C owns a majority interest in TCEP and is entitled to designate a majority of its managers. POEH is the sole general partner of Post Oak. POEH and Post Oak each claim shared voting and dispositive power of the 1,861,047 shares reported. Tri-C reports shared voting and dispositive power with respect to 1,209,626 shares.
(4)    Based on a Schedule 13G jointly filed February 3, 2023, under a Rule 13d-1(k)(1) Agreement and pursuant to Rule 13d-1(b), by State Street Corporation and SSGA Funds Management, Inc. Of the shares reported, State Street Corporation reports shared voting power with respect to 1,326,247 shares,and shared dispositive power with respect to all 1,333,788 shares. SSGA Funds Management, Inc. reports shared voting power with respect to 1,137,016 shares, and shared dispositive power with respect to 1,138,516 shares.

2023 Proxy Statement	SilverBow Resources, Inc. | 24

Security Ownership of Board of Directors and Management
The following table sets forth information concerning the Common Stock shareholdings of the members of the Board, the Named Executive Officers as defined later in this proxy statement, and all executive officers and directors as a group, as of March 17, 2023. The address of the individuals below, unless otherwise indicated, is 920 Memorial City Way, Suite 850, Houston, Texas 77024.

Name of Beneficial Owner	Position	Amount and Nature of Beneficial Ownership(1) (# of shares)	Percent of Class
Marcus C. Rowland	Chairman of the Board	18,279	—	(2)
Michael Duginski	Director	60,692	—	(2)
Gabriel L. Ellisor	Director	36,218	—	(2)
David Geenberg(3)	Director	—	—	(2)
Jennifer M. Grigsby(4)	Director	—
Christoph O. Majeske(3)	Director	—	—	(2)
Kathleen McAllister(4)	Director	—
Charles W. Wampler	Director	40,692	—	(2)
Sean C. Woolverton	Chief Executive Officer and Director	409,468	1.8%
Christopher M. Abundis	Executive Vice President, Chief Financial Officer and General Counsel	134,204	—	(2)
Steven W. Adam	Executive Vice President and Chief Operating Officer	201,469	—	(2)
All executive officers and directors as a group (11 persons)		901,022	4.0%
_______________________________
(1)    Unless otherwise indicated below, the persons named have the sole voting and investment power or joint voting and investment power with their respective spouses over the number of shares of the Common Stock of the Company shown as being beneficially owned by them. None of the shares beneficially owned by our NEOs and directors are pledged as a security. The amounts include shares acquirable within 60 days of March 17, 2023, by vesting of RSUs or exercise of stock options under SilverBow's equity plans. The following were entitled to receive shares from RSU awards and through the exercise of stock options within 60 days of March 17, 2023: Mr. Rowland - 0 RSUs, 0 stock options; Mr. Duginski - 0 RSUs, 8,823 stock options; Mr. Ellisor - 0 RSUs, 8,823 stock options; Ms. Grigsby - 0 RSUs, 0 stock options; Ms. McAllister - 0 RSUs, 0 stock options; Mr. Wampler - 0 RSUs, 8,823 stock options; Mr. Woolverton - 0 RSUs, 87,081 stock options; Mr. Abundis - 0 RSUs, 21,103 stock options; and Mr. Adam - 0 RSUs, 58,912 stock options.
(2)    Less than one percent
(3)    Each of these directors is a member of the Board as an SVP Designated Director under the Nomination Agreement. As employees or representatives appointed by SVP, each (i) disclaims beneficial ownership of the shares owned by SVP and its affiliates, and (ii) are prohibited from individually owning shares of Common Stock under the terms of their employment, arrangement and/or agreement with SVP.
(4)    Mses. Grigsby and McAllister commenced service as directors on January 9, 2023, and accordingly, did not beneficially own any shares on March 17, 2023, or have entitlement to shares acquirable within 60 days of March 17, 2023, by vesting of RSUs or exercise of stock options.

25 | SilverBow Resources, Inc.	2023 Proxy Statement

Securities Authorized for Issuance Under Equity Compensation Plans
The following table sets forth certain information regarding our equity compensation plans as of December 31, 2022.

	Equity Compensation Plan Information(1)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	82,612	$23.40	1,021,546
Equity compensation plans not approved by security holders	113,550	$28.69	140,446
Total	196,162		1,161,992
_______________________________
(1)    Includes equity compensation plan information for both the SilverBow Resources, Inc. 2016 Equity Incentive Plan and the SilverBow Resources, Inc. Inducement Plan.

The equity compensation plans not approved by security holders row represents the SilverBow Resources, Inc. Inducement Plan ("Inducement Plan"). Prior to relisting on the NYSE on May 5, 2017, the Company adopted the Inducement Plan on December 15, 2016, originally to assist it in attracting and retaining persons as employee, directors and consultants. The Inducement Plan provides for the grant of stock options, stock appreciation rights, restricted stock awards, RSUs, other stock-based awards and cash awards. The Inducement Plan is administered by the Compensation Committee of the Board, which retains discretion to determine eligible participants to be granted awards and to set the terms and conditions of awards granted thereunder. Awards under the Inducement Plan are granted pursuant to NYSE Listing Company Manual Rule 303A.08, and, following the Company's listing on the NYSE in May 2017, may only be granted to a prospective employee as a material inducement to the person accepting employment with the Company.

2023 Proxy Statement	SilverBow Resources, Inc. | 26

EXECUTIVE OFFICERS
In general, the Board appoints the executive officers of the Company annually. Information regarding Sean C. Woolverton, Chief Executive Officer and Director, is set forth previously in this proxy statement under “Class III Directors.” Shown below is certain information, as of the date of this proxy statement, concerning the other executive officers of the Company.

Christopher M. Abundis Executive Vice President, Chief Financial Officer and General Counsel

Mr. Abundis has been the Company's Executive Vice President, Chief Financial Officer and General Counsel since February 26, 2020, also serving as Secretary of the Company until March 1, 2023. He previously served in the same capacities as Senior Vice President since November 12, 2019. Mr. Abundis oversees the Company’s Legal, Financial Reporting, Accounting, Production Accounting, Finance, Investor Relations, Human Resources, Information Technology, Corporate Services and Records functions. Effective November 12, 2019, Mr. Abundis was designated as the Company’s principal financial officer under SEC guidelines. Mr. Abundis has served SilverBow in a series of progressive responsibilities since joining the Company in 2005. From April 2016 to March 2017, Mr. Abundis was Vice President, General Counsel and Secretary for the Company. He began serving the Board of Directors as Secretary of the Company in August 2012. From February 2007 to August 2012, Mr. Abundis served as Assistant Secretary of the Company and has provided legal consultation in corporate governance, securities law and other corporate related matters in progressive positions of responsibility including Senior Counsel, Counsel and Associate Counsel. He was an officer of SilverBow when it filed for relief under the Bankruptcy Code on December 31, 2015, and throughout the Company’s reorganization and emergence from bankruptcy on April 22, 2016. Prior to beginning his legal career, Mr. Abundis worked for KPMG LLP. Mr. Abundis received a Bachelor of Business Administration and Master of Science in Accounting from Texas A&M University and a Juris Doctor from South Texas College of Law.
Age: 45
Service commenced: 2005

Steven W. Adam Executive Vice President and Chief Operating Officer

Steven W. Adam was appointed Executive Vice President and Chief Operating Officer of SilverBow on November 6, 2017. Mr. Adam leads the Company’s operations and asset management efforts, including Reserve Reporting, Land Management, Supply Chain, Regulatory and Health Safety & Environmental functions. He was previously the Senior Vice President of Operations of Sanchez Oil and Gas, a company engaged in the management of oil and natural gas properties, where he held a series of positions of increasing responsibility from May 2013 until July 2017, including Vice President of Operations-Eagle Ford. Mr. Adam has approximately 45 years of upstream exploration and production and petroleum services experience with both major and independent companies. He brings to the Company his unconventional resource management experiences with Sanchez Oil and Gas and Occidental Petroleum. Mr. Adam received a Bachelor of Science degree in Chemical Engineering from Montana State University, Master of Business Administration from Pepperdine University and Advanced Management Certificate from the University of California - Berkley.

Age: 68
Service commenced: 2017

27 | SilverBow Resources, Inc.	2023 Proxy Statement

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis (“CD&A”)
In this proxy statement, our Named Executive Officers (“NEOs”) for fiscal year 2022 are:
•Sean C. Woolverton, Chief Executive Officer and Director (“CEO”);
•Christopher M. Abundis, Executive Vice President, Chief Financial Officer and General Counsel (“EVP, CFO & GC”); and
•Steven W. Adam, Executive Vice President and Chief Operating Officer (“EVP & COO”).
Our Executive Compensation Programs are Aligned with Shareholder Interests and Company Performance
Return to More Traditional Compensation Programs in 2022
In light of the recovery in the Company’s stock price and strong financial performance in 2021, and following two years of reduced long-term incentive awards for our NEOs during which the Compensation Committee had been conscious of managing equity dilution in a lower price environment, the Compensation Committee, in conjunction with advice from FW Cook, approved returning to a more traditional compensation program in 2022. Highlights of the 2022 program include the following:
•Target cash compensation was held flat for our NEOs with the exception of Mr. Abundis, the Company's EVP, CFO and GC, who received an increase of 8% to his base salary and an increase in his target bonus percentage to 80% of base salary to better position against the market for his role as both CFO and GC.
•Long-term incentives were awarded 100% in equity: 65% of the long-term incentives will be delivered as performance stock units ("PSUs") that cliff vest after three years based on a combination of the Company's absolute total shareholder return and relative total shareholder return compared to its performance peer group for the period, and 35% of the long-term incentives will be delivered as restricted stock units ("RSUs") that vest ratably over a three-year period.

Retention of Executive Team Allowed SilverBow to Deliver Solid Results in 2022
Returning to a more traditional compensation program helped SilverBow incentivize and retain our key NEOs in an improved business environment. This continuity allowed the Company to deliver operational and financial results in 2022. SilverBow successfully completed four acquisitions in 2022 in an effort to pursue expansion of high-returns inventory, including the Company's largest acquisition to date, cementing SilverBow as a consolidator across the Eagle Ford Shale. The Austin Chalk was further developed in 2022, establishing two new acreage positions with future drilling opportunities. Throughout the year, SilverBow also continued its commitment to environmental, social and governance ("ESG") and our workforce, focusing on safety and our employees, notably being recognized as one of Houston's Top Workplaces by the Houston Chronicle for the third year in a row, and publishing our inaugural ESG metrics report aligned with SASB and GRI reporting standards.

2023 Proxy Statement	SilverBow Resources, Inc. | 28

A few highlights of the results that exceeded objectives in 2022 are provided in the following chart:

Key Objectives	2022 Results
	•	Total production increased 26% year over year; oil production increased 80% year over year
• Over 20% annual growth rate in total production since 2020
	•	Adjusted EBITDA(1) increased 50% year over year
• Over 60% annual growth rate in Adjusted EBITDA since 2020
	•	Added approximately 375 drilling locations through acquisitions and leasing
	•	The Company maintains over 10 years of premium inventory at a two-rig drilling pace
	•	Established two new acreage positions in Webb County Dorado play (dry gas) and Karnes Trough (oil)
	•	Fiscal Year 2022 ROCE(2) of 24%, with a three year average ROCE of 19%
	•	Corporate cash margin of $3.55/Mcfe increased 30% year over year
	•	Cash G&A(3) per Mcfe decreased 25% year over year
	•	Maintained neutral leverage year over year while funding approximately $370 million in cash property acquisitions costs
	•	Borrowing base of $775 million, which is a $315 million increase year over year
	•	Year-end proved reserves of 2.2 Tcfe, an increase of over 58% year over year, and PV-10 of $5.0 billion, an increase of 173% year over year, at SEC pricing
_______________________________
(1)    Adjusted EBITDA is a non-GAAP measure. Please see Appendix A to this proxy statement for the calculation of Adjusted EBITDA and a reconciliation to net income (loss).
(2)    Return on Capital Employed ("ROCE") is a non-GAAP measure. Please see Appendix A to this proxy statement for the calculation of ROCE and a reconciliation to net income (loss).
(3)    Cash General and Administrative Expenses ("Cash G&A") is a non-GAAP measure. Please see Appendix A to this proxy statement for the calculation of Cash G&A and a reconciliation to net income (loss).

Strong Historical Shareholder Support for Say-on-Pay
We received approximately 99% shareholder support for our say-on-pay proposal at our 2022 annual meeting and have averaged over 97% shareholder support for the past three years. The Compensation Committee values the opinions of our shareholders as expressed in the say-on-pay vote and believes that the high level of 2022 support combined with our historical support levels demonstrate a strong alignment of our compensation programs with our shareholders’ interests. Accordingly, in considering our shareholder support for the compensation program, no specific changes to our compensation program or policies were made as a result of our say-on-pay vote at our 2022 annual meeting.

29 | SilverBow Resources, Inc.	2023 Proxy Statement

Overview of Compensation Program
Compensation Philosophy and Elements
In 2022, SilverBow's overall executive compensation program was built on the following objectives:

Compensation Foundational Objectives		How We Accomplish These Objectives
Attract and retain top industry talent	•	Benchmark compensation against industry competitors for executive talent
	•	Provide a competitive compensation package that generally targets between the market median and 75th percentile for target total direct compensation
	•	Grant long-term incentives that vest over multiple years including PSUs and RSUs
Emphasize pay for performance	•	A meaningful portion of executive compensation is delivered in the form of variable, at-risk compensation
	•	Payouts under our annual incentive cash bonus program are based on a formulaic scorecard with pre-established bonus metrics
	•	A meaningful portion of our ongoing long-term incentive program is targeted to be delivered in the form of performance-based long-term incentives such as PSUs
Align executive compensation with the creation of shareholder value	•	The largest portion of executive compensation is delivered in the form of long-term, multi-year, equity-based awards, designed to align with the Company's strategic priorities
	•	Payouts under our PSUs (and a portion of the annual cash bonus program) are based on the Company’s total shareholder return ("TSR") performance on a relative and absolute basis to peers; in the event of negative TSR, payouts under the PSUs (and a portion of the annual cash program) are capped at target
	•	The performance metrics under our annual incentive cash bonus program align with our key business objectives, which we believe will lead to the creation of shareholder value
The Compensation Committee, with the advice of our independent compensation consultant, FW Cook, designed a compensation program around the compensation elements described in the table below for 2022. Because we are a growth-stage company, long-term equity incentives have been designed to attract and retain our NEOs. Further, time-based stock options granted in prior years and held by our NEOs only have value if the stock price appreciates over the grant date exercise price.

2023 Proxy Statement	SilverBow Resources, Inc. | 30

Component		Type of Payment/Benefit		Purpose
Base Salary	•	Fixed cash payment to NEO, generally eligible for annual increase	•	Designed to be competitive with comparable companies
			•	Attract and retain talent
Annual Incentive Cash Bonus	•	Annual cash payments based on performance	•	Pay for performance tied to success in achieving key performance indicators ("KPIs")
			•	Reward for executing 2022 objectives
Long-term Equity Incentives	•	PSUs	•	Represent the largest portion of an NEO’s compensation
	•	RSUs	•	Create strong link between executives' and shareholders' long-term interests
			•	Pays for performance on strategic objectives, bringing value to shareholders
			•	Serves as a strong attraction and retention mechanism
Compensation Governance
The Compensation Committee is focused on creating a best-in-class executive compensation program. In order to accomplish this, we incorporate the compensation practices and avoid the compensation pitfalls outlined below.

What We Do		What We Don’t Do
✓	Pay for performance – the majority of pay is at risk and based on Company performance	☒	Provide excise tax gross-ups to executives
✓	Balance short-term and long-term performance in our compensation	☒	Allow backdating or repricing of stock options
✓	Use an independent compensation consultant	☒	Allow “single trigger” cash payments upon a change-in-control
✓	Maintain robust stock ownership requirements	☒	Provide excessive perquisites
✓	Conduct an annual say-on-pay vote	☒	Allow for hedging or pledging of Company stock
2022 NEO Compensation
Elements making up the compensation package for our NEOs in 2022 are further detailed below along with the reasoning and basis for the approved compensation decisions. The actual amounts earned or granted in 2022 are reflected in “Summary Compensation Table” of this proxy statement.
2022 Base Salary
Each of our NEOs received a base level of income, which is set based on the individual’s responsibility, performance and career experience along with the current market conditions. FW Cook provided our Compensation Committee with market data on the base salaries of NEOs at members of our 2022 compensation peer group and the level of base compensation appropriate to retain our NEOs and their leadership and expertise at the Company, particularly in a competitive industry and location for such talent. Below are the base salaries in 2021 and the base salaries in 2022, which were unchanged for Messrs. Woolverton and Adam, after considering market data and overall environment, and raised for Mr. Abundis effective April 1, 2022, to be reflective of the peer data and his dual responsibilities as both CFO and GC of the Company.

Named Executive Officer	2021 Base Salary	2022 Base Salary	% Change
Sean Woolverton, CEO	$590,000	$590,000	0.0%
Chris Abundis, EVP, CFO & GC	$370,000	$400,000	8.1%
Steve Adam, EVP & COO	$420,000	$420,000	0.0%

31 | SilverBow Resources, Inc.	2023 Proxy Statement

2022 Annual Incentive Cash Bonus
Similar to base salaries, the annual incentive cash bonus targets for our NEOs were set at the levels listed below by the Compensation Committee after reviewing market data for our 2022 compensation peer group. As with base salaries, these targets, as a percentage of base salary, were unchanged from 2021 levels for Messrs. Woolverton and Adam, but increased from a 75% to 80% target for Mr. Abundis due to market data and both of his CFO and GC roles at the Company.

Named Executive Officer	2022 Target Bonus (% of Base Salary)
Sean Woolverton, CEO	100%
Chris Abundis, EVP, CFO & GC	80%
Steve Adam, EVP & COO	85%
Our cash incentive compensation program for 2022 was originally approved by the Compensation Committee and the Board in February 2022. The threshold, target and stretch ranges for the KPIs were also set at that time based on the original annual budget for 2022. Subsequent to closing two asset acquisitions in the first half of the year, the Company updated its annual budget for 2022 to reflect the new scope and scale of the business. The revised budget was approved by the Board in July 2022. The Board and Compensation Committee also approved updating the threshold, target and stretch ranges for four of the seven KPIs in July 2022, but did not change any individual KPI or its weighting.
The revised budget impacted 65% of the KPI weighting for fiscal year 2022. The impacted KPIs included Production, Total Operating Expenses, Free Cash Flow and Drilling and Completion Capex Returns. In revising the ranges, a weighted average of first half 2022 performance was taken against the original 2022 budget and second half 2022 performance against the revised budget across threshold, expected and stretch performance levels. The KPI drilling and completion capex returns was reset based on the revised development plan and inventory and drilling schedule, applying the revised budget deck to set new ranges. The remaining three KPIs (TSR, strategic goal and ESG) remained unchanged as they were based on full year performance and not directly tied to acquisitions.
The KPIs for 2022 are shown below at the revised ranges. Incentive cash bonuses for 2022 for all of our employees, including our NEOs, were based on the following performance matrix:
2022 KPIs Shown at Revised Ranges

	Production (MMcfe/d)(1)	Total Operating Expenses ($/Mcfe)(2)	Free Cash Flow ($MM)(3)	D&C Capex Returns (ROR%)(4)	TSR(5)	Strategic Goal(6)		Scorecard Payout		ESG Scaler(7)		Overall 2022 KPI Bonus Payout
Weighting	10.0%	15.0%	20.0%	20.0%	10.0%	25.0%				0.9 - 1.1

Threshold	254	$1.66	$24.2	56.0%
Target	276	$1.51	$49.2	87.0%
Stretch	285	$1.44	$59.8	130.0%

SilverBow 2022 Performance	270	$1.50	$21.7	184%	49%

Payout	8.6%	16.7%	0.0%	40.0%	12.3%	50.0%	=	127.6%	x	1.10	=	140%
_______________________________
(1)    Production is based on annual net sales during the performance period and measured in one million cubic feet of natural gas equivalents per day ("MMcfe/d"). For 2022, Production was 270 MMcfe/d, which was between the threshold and target levels and yielded an 8.6% payout.
(2)    Total Operating Expenses are comprised of: lease operating expenses, transportation and production expenses, production taxes and cash general and administrative expenses. The Company’s Total Operating Expenses for 2022 were $1.50/Mcfe, which provided for achievement between the target and stretch levels and yielded a 16.7% payout for this metric.
(3)    Free Cash Flow is a non-GAAP measure. Free Cash Flow is calculated as net income (loss) plus (less) depreciation, depletion and amortization, accretion of asset retirement obligations, interest expense, impairment of oil and natural gas properties, net losses (gains) on commodity derivative contracts, amounts collected (paid) for commodity derivative contracts held to settlement, income tax expense (benefit), and share-based compensation expense (Adjusted EBITDA); plus (less) monetized derivative contracts, cash interest expense, capital expenditures and current income tax (expense) benefit. For a reconciliation of Free Cash Flow to net

2023 Proxy Statement	SilverBow Resources, Inc. | 32

income (loss), please see Appendix A of this proxy statement. Free Cash Flow for the 2022 fiscal year was $21.7 million, which was under the threshold level and, therefore, yielded a 0% payout.
(4)    Drilling and completion (“D&C”) capex returns is a measure of the rate of return (“ROR”) on the wells brought online during the program year. The Company’s ROR was 184% for 2022, which was above the stretch level and yielded a 40% payout. The price deck used for the KPI D&C ROR as shown above was $82.50/Bbl for oil, $5.13/MMBtu for gas and 35% of West Texas Intermediate pricing for natural gas liquids.
(5)    Total Shareholder Return ("TSR") is measured at the intersection of the Company's absolute total shareholder return and its relative total shareholder return compared to the Company’s 2022 performance peer group based on the matrix below and as described later in this CD&A. The Company finished at approximately the 49 percentile of its peers, which was 25% TSR and yielded a 12.3% payout based on the below matrix.

	Absolute TSR
Relative TSR	<0%	0% - 10%	>10% - 20%	>20%
≥90th	75%	125%	150%	200%
50th	50%	90%	100%	125%
25th	25%	50%	50%	75%
≤25th	0%	0%	0%	0%

(6)    The Strategic Goal for 2022 focused on the Company's portfolio expansion, with the primary objective to add high ROR locations through acquisition and divestiture and leasing activity, along with ongoing evaluation of transformational acquisition opportunities. Based on the Company's total consideration for property acquisitions of $593 million, new dry gas block additions through a series of bolt-on A&D, leasing and drill-to-earn agreements, addition of approximately 375 locations through M&A, A&D, and leasing, and year-end 2022 SEC proved reserves increasing 58% from year-end 2021, the Compensation Committee approved a payout of 50% for this KPI.
(7)    The Company's ESG Scaler for 2022 consisted of three objectives. The first was continued development of the Company's ESG program, building upon the Company's ESG efforts and positioning SilverBow for the issuance of a sustainability report. This included evaluating the Company's existing ESG program and current third party advisors, initiatives, data capture techniques and communications, along with peer benchmarking and industry best practices development. The second was the completion of key milestones related to environmental field initiatives in 2022. And the third was the Company's Health Safety & Environmental (“HS&E”) Total Recordable Incident Rate (“TRIR”), an OSHA indicator that measures a company’s total recordable injury rate. Based on furtherance of the Company's ESG initiatives, including the publishing of an inaugural SASB/GRI-aligned ESG metrics in December 2021, completion of all four key environmental field initiatives, and achievement of a Company 0.09 TRIR, yielded a 1.1 multiplier at the stretch level to the overall KPI cash bonus payout.

The original performance ranges approved by the Compensation Committee in February 2022 for threshold, target and stretch performance for the following KPIs (Production, Total Operating Expenses, Free Cash Flow and Drilling and Completion Capex Returns) are shown below:

2022 KPIs Shown at Original Ranges

	Production (MMcfe/d)	Total Operating Expenses ($/Mcfe)	Free Cash Flow ($MM)	D&C Capex Returns (ROR%)

Threshold	227	$1.38	$49.3	37.0%
Target	249	$1.26	$71.0	62.0%
Stretch	257	$1.19	$80.9	81.0%
Performance at or above the threshold level on any metric resulted in computing the linearly interpolated results achieved for such given metric. Each metric under the KPIs was intended to incentivize eligible employees to achieve near-term operational and financial objectives critical to building the groundwork for our overall long-term mission and business goals. For 2022, these goals continued to focus on growing our production and developing and expanding our portfolio, all while optimizing costs and operating in a sustainable and safe manner, with ESG as a continual focus, to position the Company as the Eagle Ford operator of choice. Our performance results and successful integration of new assets, along with our commitment to financial discipline, enable us to grow and achieve long-term success in the Eagle Ford Shale and Austin Chalk in South Texas.
The strategic goal, aimed at adding high rate of return locations through small A&D and leasing activity, with ongoing evaluation of potential acquisitions opportunities, was a focus for the company as it continued to

33 | SilverBow Resources, Inc.	2023 Proxy Statement

focus at portfolio expansion. The high weighting of the strategic goal emphasized the importance of building value for our shareholders and growing our portfolio, all the while doing so in a financially, environmentally and socially prudent manner. In assessing achievement of these strategic objectives, the Compensation Committee considered that management: (i) completed four property acquisitions totaling approximately $593 million in consideration; (ii) established new dry blocks through bolt-on A&D, leasing and drill-to-earn agreements; (iii) added approximately 375 locations through M&A, A&D and leasing; and (iv) increased SEC proved reserves by 58% from year-end 2021.
The ESG scaler for 2022 added to the metric used in 2021, which was limited to SilverBow's TRIR. Building on the Company's ESG efforts and commitment to environmental, social and governance reporting, the ESG scaler consisted of SilverBow's TRIR, ESG profile and field environmental initiatives.
In 2022, the Company achieved target or above performance on five out of seven of its KPIs at the revised ranges, between threshold and target on one KPI, and below threshold on one KPI, which resulted in no credit awarded for that individual metric. Accordingly, based on such performance, the Compensation Committee and the Board approved a 140% payout of each individual NEO's target bonus (and all employees) for 2022. As a result, our NEOs received bonus payouts for 2022 under this program in the following amounts:

Named Executive Officer	2022 Target Bonus	2022 Actual Bonus	Payout (as a % of Target)
Sean Woolverton, CEO	$590,000	$826,000	140%
Chris Abundis, EVP, CFO & GC	$320,000	$448,000	140%
Steve Adam, EVP & COO	$357,000	$499,800	140%
2022 Long-Term Incentives
2022 PSUs and RSUs
In 2022, we returned to a more traditional long-term incentive compensation program following the Company's strong financial performance in 2021. This included awarding long-term incentives 100% in equity, which in prior years had been reduced or delivered in a mix of equity and cash consideration to help manage shareholder dilution in a lower price environment. Additionally, these awards returned to a three-year vesting schedule with RSUs vesting ratably over three years and PSUs cliff vesting after three years. Upon the recommendation of FW Cook and based on market data in early 2022, the Board and Compensation Committee approved awarding the long-term incentives at the target levels for our NEOs.
Long-term incentives grants were made on February 23, 2022, and delivered in the form of PSUs (representing 65% of the total award) and time-based RSUs (representing 35% of the total award). The return to an all equity long-term incentive program emphasized the Company's pay for performance philosophy as the Company's stock price will determine the value of the PSUs and RSUs. The higher weighting of the PSUs furthered the Company's pay for performance philosophy, as the value of the PSU award will be based on a payout percentage set forth at the intersection of the Company's compound annual growth rate of its absolute total shareholder return and its relative total shareholder return ranking compared to its performance group, and further described under the "Role of Industry Peer Groups" below ("2022 PSUs"). With the advice of FW Cook, the Compensation Committee and the Board approved the TSR matrix performance goal outlined below, which consists of both absolute total shareholder return and relative total shareholder return, to ensure that no one metric determined achievement.

	Absolute TSR (CAGR)
Relative TSR	<0%	0% - 10%	>10% - 20%	>20%
≥90th	75%	125%	150%	200%
50th	50%	90%	100%	125%
25th	25%	50%	50%	75%
≤25th	0%	0%	0%	0%

2023 Proxy Statement	SilverBow Resources, Inc. | 34

Value of Long-Term Incentives
The following chart illustrates the value of the long-term incentives granted in 2022.

	Employment Agreement Notional Long-Term Incentive Target		2022 Annual Long-Term Incentive Grants
	LTI Target (% of Base Salary)	Employment Agreement Target LTI Value	Total PSUs Granted	Market Value of Target PSUs Granted on Date of Grant	Total RSUs Granted	Market Value of RSUs Granted on Date of Grant	2022 Market Value of LTI on Date of Grant
Named Executive Officer		($)(1)	(#)	($)(2)	(#)	($)(3)	($)(1)
Sean Woolverton, CEO	400%	$2,360,000	68,452	$1,653,800	36,859	$890,513	$2,544,313
Chris Abundis, EVP, CFO & GC	200%	$800,000	23,204	$560,609	12,494	$301,855	$862,464
Steve Adam, EVP & COO	250%	$1,050,000	30,455	$735,793	16,399	$396,200	$1,131,993
_______________________________
(1)    As shown in the chart above, the market value on the grant date differed from the target value for our 2022 long-term incentives per our NEOs' employment agreements.
(2)    The market value of the PSUs is shown above at target above using a $24.16 share price on the date of grant (February 23, 2022). The PSUs were designed to be 65% of the total long-term incentive compensation value as described in the CD&A. If the grant date fair value calculated in accordance with FASB ASC Topic 718 was used ($36.47 per share), the grant date fair value of the PSUs would be as follows: Mr. Woolverton: $2,496,444; Mr. Abundis: $846,250; and Mr. Adam: $1,110,694.
(3)    The market value of the RSUs is shown above using a $24.16 share price on the date of grant (February 23, 2022). The RSUs were designed to be 35% of the total long-term incentive compensation value as described in the CD&A.

Performance Certification of 2021 PSU Awards
PSU awards were granted on February 24, 2021 ("2021 PSUs"), as part of the Company's 2021 long-term incentive award. The 2021 PSUs cliff vested following a two-year performance period of January 1, 2021 through December 31, 2022, based on the Company's TSR performance relative to its performance peer group.
The payout related to the 2021 PSUs could yield anywhere between 0% for below threshold performance level to 200% for achievement of stretch performance. In the event that the absolute TSR for this two-year performance period was negative, payouts for the PSUs would be capped at target without regard to the level of relative TSR achieved. Threshold payout (at 50% of target) would be earned if the Company’s relative TSR was achieved at a minimum of the 25th percentile compared to the performance peer group, and maximum payout (at 200% of target) would be earned if the Company’s relative TSR was achieved at the 90th percentile compared to the 2021 performance peer group.

Following the performance period, in early 2023, the Board and Compensation Committee certified performance for the 2021 PSUs at 188% of the target level based on the Company's relative TSR performance to its performance peer group of 85% for 2021, which performance was between the target and stretch thresholds. Accordingly, on February 22, 2023, the 2021 PSUs vested as follows:

Named Executive Officer	2021 Target PSUs (#)	2021 PSUs Certified Payout (#)	Market Value of 2021 PSUs on Date of Vest ($)(1)	Payout (as a % of Target)
Sean Woolverton, CEO	91,778	172,542	$3,947,761	188%
Chris Abundis, EVP, CFO & GC	28,778	54,102	$1,237,854	188%
Steve Adam, EVP & COO	40,833	76,766	$1,756,406	188%
_______________________________
(1)    The market value of the PSUs is shown above at target above using a $22.88 share price on the vesting date of the awards (February 22, 2023).
Process for Administering our Compensation Programs
In administering our executive compensation program, the Compensation Committee considers many factors, including input from FW Cook, the results of our shareholder advisory vote on executive compensation and industry peer group market data.

35 | SilverBow Resources, Inc.	2023 Proxy Statement

Role of Independent Compensation Consultant
The Compensation Committee retains an independent executive compensation consultant, FW Cook, to assist in the development and assessment of our compensation programs and policies. A representative from FW Cook attends Compensation Committee meetings, meets with the Compensation Committee without management present and provides analysis and advice on executive and director compensation levels and plan designs. At the request of the Compensation Committee, the compensation consultant also prepares its own compensation analyses.
FW Cook has served as our independent executive compensation consultant since October 2017. FW Cook reports directly to our Compensation Committee, and the work of FW Cook in 2022 raised no conflicts under Regulation S-K Item 407(e) or the Company’s Conflict of Interest Policy.
Role of Industry Peer Groups
To be successful in recruiting and retaining top talent in the highly competitive oil and gas industry in Houston, Texas, we believe it is necessary and appropriate to benchmark our executive compensation against that of our relevant peers. In 2022, the Compensation Committee approved two different peer groups to be utilized for (i) our compensation benchmarking and (ii) performance benchmarking in assessing our TSR performance on our 2022 KPIs and 2022 PSU awards. These groups included an adequate number of peers to account for business combinations, asset sales, change of focus and other transactions that could cause peer companies to no longer exist or no longer be comparable, while providing a broader spectrum of peers given limited public companies of our size operating in the Eagle Ford shale area. Changes from prior year peer groups were primarily due to peers no longer being relevant due to mergers, acquisitions, scale and restructurings. Peers were selected based on the following criteria: size, operations and general appropriateness of other potential exploration and production companies from both a compensation perspective and a stock performance perspective.
The Compensation Committee, with the assistance of FW Cook and our management, selected the Peer Group listed below for 2022 compensation benchmarking:
2022 Compensation Peer Group

Amplify Energy Battalion Oil Berry Corporation Centennial Resource Contango Oil & Gas	Earthstone Energy Goodrich Petroleum Kosmos Energy Laredo Petroleum Ranger Oil	Ring Energy SandRidge Energy Talos Energy VAALCO Energy
The Compensation Committee, with the assistance of FW Cook and our management, selected the Peer Group listed below for 2022 TSR performance benchmarking for the Company's 2022 KPIs and 2022 PSU awards. For the Company's 2022 KPIs only, the Compensation Committee added additional indexes including the S&P 500 Index and SPDR S&P Oil and Gas E&P Index as Performance Peer Group members to expand its performance peer group to include a broader index and full portfolio of companies to evaluate SilverBow's TSR performance rather than being limited to specifically-identified peer companies, mitigating the impact of any atypical, one-time events during the year at such peer companies.
2022 Performance Peer Group

Amplify Energy Antero Resources Battalion Oil Callon Petroleum CNX Resources Comstock Resources Crescent Energy	Earthstone Energy EQT Corporation Magnolia Oil & Gas Range Resources Ranger Oil Ring Energy	Russell 2000 Small-Cap Index* SandRidge Energy SM Energy Southwestern Energy S&P 500 Index* SPDR S&P Oil and Gas E&P Index*
*2022 KPIs only and not part of 2022 PSU peer group

36 | SilverBow Resources, Inc.	2023 Proxy Statement

Other Compensation Related Policies
Stock Ownership Requirements
To further align senior management’s and our shareholders' interests with respect to long-term growth, the employment agreements of our NEOs executed in 2017 all contain equity ownership requirements. Under their respective employment agreements, our executive officers who joined the Company in 2017 (Messrs. Woolverton and Adam), were required to make an equity investment in the Company during their first year of employment, which Messrs. Woolverton and Adam both satisfied via 10b5-1 trading plans. Similarly, pursuant to their respective employment agreements, our NEOs are prohibited from selling shares or otherwise transferring the Company's equity unless they maintain ownership of Company equity with an aggregate value of a multiple of the NEO’s annual base salary, which threshold must be maintained with any subsequent transfers. These restrictions shall not apply to any sales of shares intended to satisfy applicable tax withholding obligations in connection with the exercise, vesting or settlement of equity awards under the Company’s equity plans. The required equity investment and continued ownership levels are as follows:

Position	Required Initial Equity Investment	Ownership Requirement
Sean Woolverton, CEO	$300,000 to $500,000	3x annual base salary
Chris Abundis, EVP, CFO & GC	n/a	2x annual base salary
Steve Adam, EVP & COO	$150,000 to $200,000	3x annual base salary
Policy on Hedging and Pledging Company Stock
Our Insider Trading Policy is applicable to all Board members, officers and employees and prohibits short sales of the Company’s securities. Under such policy, Board members, officers and employees may not enter into any hedging or monetization transactions or similar transactions, including but not limited to zero-cost collars or forward sale contracts involving Company stock. While not specifically stated in the policy, in practice, this includes a prohibition on variable forward contracts, equity swaps, collars and exchange funds. The Insider Trading Policy also prohibits transactions in publicly traded options, such as puts, calls and other derivative securities (other than those granted under the Company's equity plans), involving the Company’s securities. The policy also prohibits Board members, officers and employees from directing their designees, or other persons under such individual's control or influence, to indirectly undertake transactions that would be prohibited under the policy if undertaken directly. Furthermore, our Insider Trading Policy provides that the Company's directors and NEOs may not hold Company securities in a margin account or pledge the Company's stock as collateral for a loan.
Tax Considerations
Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally disallows a publicly held corporation's tax deduction for compensation paid to its CEO and certain of its other executive officers in excess of $1 million in any year. While Section 162(m) will limit the deductibility of compensation paid to the NEOs, the Compensation Committee will continue to retain flexibility to design compensation programs that are in the best long-term interests of the Company and our stockholders, with deductibility of compensation being one of a variety of considerations taken into account. Accordingly, the Compensation Committee retains the ability to pay compensation that exceeds the deduction limitation under Section 162(m).
Clawback Policy
The Company intends to timely adopt a clawback policy that complies with the final New York Stock Exchange listing standards implementing the requirements of the Exchange Act Rule 10D-1.
Compensation Policies and Practices as They Relate to Risk Management
In accordance with the requirements of Regulation S-K, Item 402(s), to the extent that risks may arise from the Company’s compensation policies and practices that are reasonably likely to have a material adverse effect on the Company, we are required to discuss those policies and practices for compensating the employees of the Company (including employees that are not NEOs) as they relate to the Company’s risk management practices and the possibility of incentivizing risk taking. We have determined that the compensation policies and practices established with respect to the Company’s employees are not reasonably likely to have a material adverse effect on the Company and, therefore, no such disclosure is necessary.

37 | SilverBow Resources, Inc.	2023 Proxy Statement

Compensation Committee Report
The Compensation Committee reviewed and discussed the above CD&A with management. Based upon this review, the related discussions and other matters deemed relevant and appropriate by the Compensation Committee, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement to be delivered to shareholders of SilverBow and incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

COMPENSATION COMMITTEE Christoph O. Majeske (Chair) Gabriel L. Ellisor Charles W. Wampler

2023 Proxy Statement	SilverBow Resources, Inc. | 38

Summary Compensation Table
The following table sets forth certain summary information regarding compensation paid or accrued by the Company to or on behalf of our NEOs for the fiscal years ended December 31, 2020, 2021 and 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($))(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(g)	(i)	(j)
Sean C. Woolverton	2022	$590,000	$—	$3,386,958	$826,000	$19,500	$4,822,458
Chief Executive Officer and Director	2021	$590,000	$377,600	$1,205,045	$1,162,300	$18,600	$3,353,545
	2020	$590,000	$—	$410,571	$814,200	$17,100	$1,831,871
Christopher M. Abundis	2022	$391,250	$—	$1,148,105	$448,000	$19,500	$2,006,855
Executive Vice President, Chief Financial Officer and General Counsel	2021	$370,000	$118,400	$377,855	$546,675	$18,600	$1,431,530
	2020	$362,708	$—	$128,739	$338,550	$16,393	$846,390

Steven W. Adam	2022	$420,000	$—	$1,506,894	$499,800	$18,300	$2,444,994
Executive Vice President and Chief Operating Officer	2021	$420,000	$168,000	$536,137	$703,290	$17,400	$1,844,827
	2020	$420,000	$—	$182,670	$447,300	$17,100	$1,067,070
_______________________________

(1)    For 2021, the amounts in column (d) reflect the amounts paid in early 2022 pursuant to the 2020 cash incentive awards for the 2021 performance period at target payout for such period.
(2)    For 2022, column (e) is comprised of both time-based RSUs and PSUs, and the amounts in column (e) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.
(3)    Amounts in column (g) include amounts earned under the Company's cash incentive bonus program based on the achievement of KPIs during 2022, but paid in 2023.
(4)    Includes all other compensation items (column (i)) for 2022, in addition to that reported in columns (c) through (g). For 2022, this reflects (i) savings plan contributions as provided in the table above in the following amounts: each of Messrs. Woolverton, Abundis and Adam - $18,300; and (ii) wellness-related expense reimbursements under the Company's Wellness Expense Reimbursement Policy available to all employees: Mr. Woolverton - $1,200, Mr. Abundis - $1,200, and Mr. Adam - $0.
Grants of Plan-Based Awards
The following table sets forth certain information with respect to the equity awards granted during the year ended December 31, 2022, to each of our NEOs:

Name and Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(l)
Sean C. Woolverton
KPIs		$—	$590,000	$1,180,000
PSUs	2/23/2022				—	68,452	136,904		$2,496,444
RSUs	2/23/2022							36,859	$890,513
Christopher M. Abundis
KPIs		$—	$320,000	$640,000
PSUs	2/23/2022				—	23,204	46,408		$846,250
RSUs	2/23/2022							12,494	$301,855
Steven W. Adam
KPIs		$—	$357,000	$714,000
PSUs	2/23/2022				—	30,455	60,910		$1,110,694
RSUs	2/23/2022							16,399	$396,200
_______________________________
(1)    Under the Company’s 2022 cash incentive bonus program, payment for threshold performance is indeterminable as it would yield anywhere between $0 and the target payout amount disclosed for each NEO above. The Company's 2022 KPI achievement yielded a 140% of target payout for our NEOs' actual cash incentive bonus as follows: Mr. Woolverton - $826,000; Mr. Abundis - $448,000; and Mr. Adam - $499,800. Refer to “Compensation Discussion and Analysis” and “Summary Compensation Table” of this proxy

39 | SilverBow Resources, Inc.	2023 Proxy Statement

statement for more information on actual 2022 Company performance and the cash bonus incentive program. The maximum payout level under the Company’s stretch level of its KPIs would be 200% of an NEO’s target, as illustrated above.
(2)    Amounts shown represent a range of the potential number of shares that may be earned pursuant to the PSUs granted under the SilverBow Resources, Inc. 2016 Equity Incentive Plan with a performance period ending December 31, 2024. Payment for threshold performance is indeterminable as it would yield anywhere between zero shares and the target number of shares disclosed for each NEO above. The maximum number of shares that may be earned is equal to 200% of an NEO’s target as illustrated above.

2023 Proxy Statement	SilverBow Resources, Inc. | 40

Outstanding Equity Awards at December 31, 2022
The following table includes certain information about equity awards outstanding at December 31, 2022, for each of our NEOs:

	Option Awards				Stock Awards
Name and Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(e)	(f)	(g)		(h)		(i)		(j)

Sean C. Woolverton Stock Options
3/1/2017	87,081	—	$29.21	3/1/2027
Restricted Stock Units
2/23/2022					36,859	(1)	$1,042,373	(2)
Performance Stock Units
2/24/2021					172,542	(3)	$4,879,506	(2)
2/23/2022									78,035	(4)	$2,206,838	(5)
Christopher M. Abundis Stock Options
3/22/2017	21,103	—	$26.96	3/22/2027
Restricted Stock Units
2/23/2022					12,494	(1)	$353,330	(2)
Performance Stock Units
2/24/2021					54,102	(3)	$1,530,023	(2)
2/23/2022									26,452	(4)	$748,078	(5)
Steven W. Adam Stock Options
11/6/2017	58,912	—	$21.97	11/6/2027
Restricted Stock Units
2/23/2022					16,399	(1)	$463,764	(2)
Performance Stock Units
2/24/2021					76,766	(3)	$2,170,944	(2)
2/23/2022									34,718	(4)	$981,845	(5)
______________________________
(1)    Restrictions on these RSUs lapse as to one-third of such shares subject to the original grant each year on the first of the month following the anniversary of the grant date, beginning on the first anniversary of the grant date.
(2)    Amount reflects the aggregate market value of unvested RSUs or earned but unvested PSUs at December 31, 2022, which equals the number of RSUs or earned but unvested PSUs in column (g) multiplied by the closing price of the Common Stock at December 31, 2022, which was $28.28.
(3)    These PSUs granted on February 24, 2021 ("2021 PSUs"), had a two-year performance period which ended on December 31 of the second year following the applicable date of grant (December 31, 2022). These PSUs cliff vest within 60 days of the end of the applicable performance period, subject to the Company’s TSR performance relative to our peer group for the 2021 PSU award and Board and Compensation Committee certification. The number of shares of Common Stock issuable upon vesting range from zero to 200% of the target number of shares. As discussed further in the "Compensation Discussion and Analysis" of this proxy statement on February 22, 2023, the Board and Compensation Committee certified performance for the 2021 PSUs at 188% of target, and the number of shares reported above reflects such amount as certified, which vested February 22, 2023.
(4)    These PSUs granted on February 23, 2022 ("2022 PSUs") have a three-year performance period which ends on December 31 of the third year following the applicable date of grant (December 31, 2024). Under applicable SEC rules, based on performance through the portion of the performance period ending December 31, 2022, the number of unearned shares reported in this column represent 114% of the target number of PSUs granted to each NEO, as of December 31, 2022. These PSUs cliff vest within 60 days of the end of the applicable performance period, subject to the Company's TSR performance on an absolute and relative basis to our peer group for the

41 | SilverBow Resources, Inc.	2023 Proxy Statement

2022 PSU award and Board and Compensation Committee certification. The number of shares of Common Stock issuable upon vesting range from zero to 200% of the target number of shares. The 2022 PSUs would pay out as follows at the target level (100%), based on the December 31, 2022, closing price of $28.28: Mr. Woolverton - 68,452 with a market value of $1,935,823, Mr. Abundis - 23,204 with a market value of $656,209, and Mr. Adam - 30,455 with a market value of $861,267.
(5)    Amount reflects the aggregate market value of unvested PSUs at December 31, 2022, which equals the number of unvested PSUs as shown at performance of 114% in column (i) multiplied by the closing price of the Common Stock at December 31, 2022, which was $28.28.
Option Exercises and Stock Vested
The following table includes information on the vesting of RSUs and PSUs for our NEOs during the fiscal year ended December 31, 2022. No stock options were exercised in 2022.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
(a)	(d)	(e)
Sean C. Woolverton	159,734	$4,030,421
Christopher M. Abundis	42,535	$1,065,600
Steven W. Adam	75,813	$1,958,485
_______________________________

(1)	Amount reflects value realized by multiplying the number of shares of RSUs or PSUs that vested by the market value on the vesting date.
Pension Benefits
We do not currently sponsor or maintain any plans that provide for specified retirement payments or benefits, such as tax-qualified defined benefit plans or supplemental executive retirement plans, for our NEOs.
Nonqualified Deferred Compensation
We do not currently sponsor or maintain any plans that provide for defined contribution or other deferrals of compensation on a basis that is not tax-qualified for our NEOs.

2023 Proxy Statement	SilverBow Resources, Inc. | 42

Potential Payments Upon Termination or Change in Control
The table below and the discussion that follows reflect the amount of compensation payable to each NEO upon termination from the Company under several scenarios assuming such termination was effective December 31, 2022. These amounts are based on a number of assumptions and, as such, the actual amounts to be paid out can only be determined at the time of such NEO's separation from the Company.
Each NEO has an employment agreement that became effective in 2017 and was amended April 2, 2019. These employment agreements had an initial three-year initial term. Following those initial three years, each agreement automatically extends for one year on each anniversary of the agreement. However, each agreement allows for the Company to terminate an NEO at any time with, in general, 60 days’ written notice.

			Award Acceleration
	Cash Payments	Benefit Cost(1)	Stock Options		RSUs		PSUs		Cash Incentive Awards		Total
Sean C. Woolverton
Death or Disability	$—	$27,795	$—	(2)	$347,448	(3)	$—	(4)	$1,132,800	(5)	$1,508,043
Termination by Employee for Good Reason or by Company Without Cause Not in Connection with a Change in Control	$1,770,000	$27,795	$—	(2)	$347,448	(3)	$—	(4)	$1,132,800	(5)	$3,278,043
Termination by Employee for Good Reason or by Company Without Cause Following Change in Control(6)	$2,360,000	$27,795	$—	(7)	$1,042,373	(8)	$—	(9)	$1,132,800	(10)	$4,562,968
Change in Control with Continued Employment for 6 Months	$—	$—	$—	(11)	$—	(12)	$—	(13)	$1,132,800	(10)	$1,132,800
Christopher M. Abundis
Death or Disability	$—	$27,754	$—	(2)	$117,758	(3)	$—	(4)	$355,200	(5)	$500,712
Termination by Employee for Good Reason or by Company Without Cause Not in Connection with a Change in Control	$720,000	$27,754	$—	(2)	$117,758	(3)	$—	(4)	$355,200	(5)	$1,220,712
Termination by Employee for Good Reason or by Company Without Cause Following Change in Control(6)	$1,080,000	$27,754	$—	(7)	$353,330	(8)	$—	(9)	$355,200	(10)	$1,816,284
Change in Control with Continued Employment for 6 Months	$—	$—	$—	(11)	$—	(12)	$—	(13)	$355,200	(10)	$355,200
Steven W. Adam
Death or Disability	$—	$18,770	$—	(2)	$154,578	(3)	$—	(4)	$504,000	(5)	$677,348
Termination by Employee for Good Reason or by Company Without Cause Not in Connection with a Change in Control	$777,000	$18,770	$—	(2)	$154,578	(3)	$—	(4)	$504,000	(5)	$1,454,348
Termination by Employee for Good Reason or by Company Without Cause Following Change in Control(6)	$1,165,500	$18,770	$—	(7)	$463,764	(8)	$—	(9)	$504,000	(10)	$2,152,034
Change in Control with Continued Employment for 6 Months	$—	$—	$—	(11)	$—	(12)	$—	(13)	$504,000	(10)	$504,000
_______________________________
(1)    Includes reimbursement of health, dental and vision insurance by the Company as provided in employment agreement.
(2)    Includes value of option spread for time-based option awards vesting within 12 months of the termination event. For illustrative purposes, the termination event is assumed to be on December 31, 2022. No value is shown as there were no unvested options as of December 31, 2022.
(3)    Includes value of time-based RSUs vesting within 12 months of the termination event. For illustrative purposes, the termination event is assumed to be on December 31, 2022.
(4)    The value is indeterminable as the value of the PSUs would be determined by performance achievement on a pro rata basis. Performance would otherwise be measured at the end of the original two-year or three-year performance period for the 2021 PSUs and 2022 PSUs, respectively. As such, it is impossible to determine the payout at December 31, 2022, but the value of such awards, based on achieving target performance at $28.28 per share (the closing price on December 31, 2022), if the termination event occurred on December 31, 2022, would be: Mr. Woolverton - $3,238,988; Mr. Abundis - $1,031,979; and Mr. Adam - $1,441,060. As discussed further in the "Compensation Discussion and Analysis" of this proxy statement, following year-end 2022, the Board and Compensation Committee certified performance for the 2021 PSUs at 188% of target, and such PSU awards vested on February 22, 2023, as follows with a market value of $22.88 on the date of vesting: Mr. Woolverton - 172,542 shares with a market value of $3,947,761, Mr. Abundis - 54,102 shares with a market value of $1,237,854, and Mr. Adam - 76,766 shares with a market value of $1,756,406.

43 | SilverBow Resources, Inc.	2023 Proxy Statement

(5)    Includes the value of the actual payout of the 2021 cash incentive awards, which would have vested in full within 12 months of the termination event and which cliff vested on February 24, 2023.
(6)    A payment is triggered only upon qualifying termination of employment that occurs beginning on the date of the Change in Control and ending on the six-month anniversary following the Change in Control.
(7)    Includes value of option spread for all unvested time-based option awards. No value is shown as there were no unvested options as of December 31, 2022.
(8)    Includes value of all time-based RSUs outstanding at the termination event.
(9)    The value is indeterminable as the value of all PSUs would be determined by performance achievement through the date of the termination following the Change in Control. As such, it is impossible to determine the payout at December 31, 2022, but the value of the 2021 PSUs and 2022 PSUs based on achieving target performance, if the termination event occurred on December 31, 2022, would be: Mr. Woolverton - $4,531,304; Mr. Abundis - $1,470,051; and Mr. Adam - $2,016,025. The actual payout for the 2021 PSUs at 188% of target in early 2023 is indicated above in footnote 4.
(10)    Includes the value of the actual payout of all of the 2021 cash incentive awards, which cliff vested on February 24, 2023.
(11)    The value is indeterminable as the vesting for the time-based stock options would occur on the six-month anniversary of the Change in Control with continued employment. Notwithstanding the foregoing, no value is shown as there were no unvested options as of December 31, 2022.
(12)    The value is indeterminable as the vesting for the time-based RSUs would occur on the six-month anniversary of the Change in Control with continued employment. For illustrative purposes, if the termination event occurred on December 31, 2022, the value of all RSUs would be: Mr. Woolverton - $1,042,373; Mr. Abundis - $353,330; and Mr. Adam - $463,764.
(13)    The value is indeterminable as the vesting for all PSUs would occur on the six-month anniversary of the Change in Control with continued employment. For illustrative purposes, if the termination event occurred on December 31, 2022, the value of the 2021 PSUs and 2022 PSUs would be: Mr. Woolverton - $4,531,304; Mr. Abundis - $1,470,051; and Mr. Adam - $2,016,025. The actual payout for the 2021 PSUs at 188% of target in early 2023 is indicated above in footnote 4.

Computation of Payments
Under each NEO’s employment agreement, the equity and cash award agreements and the Company’s compensation plans, in the event of termination of employment of an NEO, that NEO would receive the payments, accelerations and benefits described below. The formulations of payments below are as of December 31, 2022. In each scenario, “Base Salary” means the NEO’s annual base salary in effect immediately prior to the termination date.
•Death or Disability
Messrs. Woolverton, Abundis and Adam
•Immediate acceleration of vesting of time-based RSUs that would have otherwise vested within the next 12 months
•Immediate acceleration of vesting and exercisability of time-based stock options for up to 60 days following death or disability that would have otherwise vested within the next 12 months
•Immediate acceleration of a pro rata portion of PSUs, subject to the satisfaction of the performance conditions
•Immediate acceleration of vesting of cash incentive awards that would have otherwise vested within the next 12 months
•Health insurance reimbursement by Company for up to 12 months based on the difference between COBRA rates in effect and monthly employee contribution for Company health plan
•Termination by Employee for Good Reason or by Company Without Cause Not in Connection with a Change in Control
Mr. Woolverton
•Cash payment of 1.5 x Base Salary and 1.5 x Target Bonus
•Immediate acceleration of vesting of time-based RSUs that would have otherwise vested within the next 12 months
•Immediate acceleration of vesting and exercisability of time-based stock options for up to 60 days following termination that would have otherwise vested within the next 12 months
•Immediate acceleration of a pro rata portion of PSUs, subject to the satisfaction of the performance conditions
•Immediate acceleration of vesting of cash incentive awards granted that would have otherwise vested within the next 12 months

2023 Proxy Statement	SilverBow Resources, Inc. | 44

•Health insurance reimbursement by Company for up to 12 months based on the difference between COBRA rates in effect and monthly employee contribution for Company health plan

Messrs. Abundis and Adam
•Cash payment of 1 x Base Salary and 1 x Target Bonus
•Immediate acceleration of vesting of time-based RSUs that would have otherwise vested within the next 12 months
•Immediate acceleration of vesting and exercisability of time-based stock options for up to 60 days following termination that would have otherwise vested within the next 12 months
•Immediate acceleration of a pro rata portion of PSUs, subject to the satisfaction of the performance conditions
•Immediate acceleration of vesting of cash incentive awards that would have otherwise vested within the next 12 months
•Health insurance reimbursement by Company for up to 12 months based on the difference between COBRA rates in effect and monthly employee contribution for Company health plan
•Termination by Employee for Good Reason or by Company Without Cause Following a Change in Control
Mr. Woolverton
•Cash payment of 2 x Base Salary and 2 x Target Bonus
•Immediate acceleration of vesting of all time-based RSUs
•Immediate acceleration of vesting and exercisability of all time-based stock options for up to two years following termination
•Immediate acceleration of PSUs, subject to the satisfaction of the performance conditions
•Immediate acceleration of vesting of cash incentive awards
•Health insurance reimbursement by Company for up to 12 months based on the difference between COBRA rates in effect and monthly employee contribution for Company health plan

Messrs. Abundis and Adam
•Cash payment of 1.5 x Base Salary and 1.5 x Target Bonus
•Immediate acceleration of vesting of all time-based RSUs
•Immediate acceleration of vesting and exercisability of all time-based stock options for up to two years following termination
•Immediate acceleration of PSUs, subject to the satisfaction of the performance conditions
•Immediate acceleration of vesting of cash incentive awards
•Health insurance reimbursement by Company for up to 12 months based on the difference between COBRA rates in effect and monthly employee contribution for Company health plan
•Change in Control with Continued Employment for Six Months
Messrs. Woolverton, Abundis and Adam
•On the six month anniversary of the change in control, acceleration of vesting of all time-based RSUs, assuming continued employment through such anniversary
•On the six month anniversary of the change in control, acceleration of vesting and exercisability of all time-based stock options pursuant to the award agreement, assuming continued employment through such anniversary
•Upon the six month anniversary of the change in control, immediate acceleration of PSUs, subject to the satisfaction of the performance conditions
•On the six month anniversary of the change of control, acceleration of vesting of cash incentive awards, assuming continued employment through such anniversary
•Termination by Employee Upon 90 Days’ Notice Without Good Reason or by Company With Cause
Messrs. Woolverton, Abundis and Adam
•Exercisability of previously vested stock options for up to 60 days following termination

45 | SilverBow Resources, Inc.	2023 Proxy Statement

•No additional compensation
Conditions and Covenants
Each NEO must also comply with a non-compete provision in his employment agreement. Based on the terms of the employment agreements, the covenant not to compete provision would be effective, depending on the separation, for a 12-, 18- or 24-month period for Mr. Woolverton or for a 12- or 18-month period for Messrs. Abundis and Adam, following the termination of an NEO.
An NEO will not receive compensation under his employment agreement if the Company terminates the Named Executive Officer for Cause. Cause is generally defined in the employment agreement as commission of fraud, theft or embezzlement against the Company; a willful breach of fiduciary duty with respect to the Company; refusal, without proper legal cause, to perform the NEO’s duties; breach of the confidentiality, non-compete or non-solicitation provision of the employment agreement; conviction of or pleading guilty or nolo contendere to a felony or crime involving moral turpitude; misconduct or gross negligence in performance of the NEO’s duties; or breach and violation of the Company’s written policies pertaining to sexual harassment, discrimination or insider trading.

2023 Proxy Statement	SilverBow Resources, Inc. | 46

PROPOSAL 2 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
In accordance with Section 14A of the Exchange Act, which was implemented by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, referred to herein as the Dodd-Frank Act, the Board is required to provide SilverBow shareholders with a nonbinding advisory vote on the compensation of our NEOs, as reported in this proxy statement. This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the policies and practices described in this proxy statement. Shareholders are being asked to vote on the following resolution:
“RESOLVED, that the shareholders of SilverBow approve, on an advisory basis, the compensation of SilverBow’s named executive officers, as described in Compensation Discussion and Analysis, the compensation tables and accompanying narrative disclosures of this proxy statement.”
As described more fully in our “Compensation Discussion and Analysis,” the Company built off of the success of its strong financial performance in 2021 to continue to deliver exceptional financial and operational performance in 2022, with our management team guiding the path. This included high-return projects along with the expansion of the Company's high-return inventory in the Eagle Ford Shale and Austin Chalk through accretive acquisitions and further development with two new acreage positions established. SilverBow achieved this success with our employees, shareholders and other stakeholders in mind, publishing our inaugural ESG metrics report aligned with SASB and GRI reporting standards in 2022.
As the Company returned to a more traditional compensation program for 2022, the following actions were taken during fiscal year 2022 with respect to the compensation of SilverBow's NEOs:
•NEO base salaries and target bonuses were held flat with the exception of Mr. Abundis as EVP, CFO and GC, who received an increase of 8% to his base salary and an increase in his target bonus percentage to 80% of base salary to better position against the market for his role as both CFO and GC;
•We returned to long-term incentive compensation program at the levels provided for in our NEOs' employment agreement targets from previously reduced targets to be cognizant of the environment. Awards were delivered 100% in equity in the following mix:
◦65% PSUs; and
◦35% time-based RSUs.
•We achieved 140% of the target level for the 2022 annual cash bonus, which included the following metrics: Production, Total Operating Expenses, Free Cash Flow, D&C Capex ROR, Absolute and Relative TSR, Strategic Goal and ESG;
◦Revised range levels for certain KPIs to be consistent with the Company's updated budget with two asset acquisitions that closed in the first half of 2022.
•We have historically limited perquisites for officers and, in 2022, no NEO had perquisites above the SEC disclosure threshold ($10,000); and
•We are committed to continuing to align the interests of our NEOs with the interests of our shareholders; as such, each NEO’s employment agreement includes equity ownership requirements.
We are asking for shareholder approval of the compensation of our NEOs as disclosed in this proxy statement, which includes the more encompassing disclosures under “Compensation Discussion and Analysis,” the compensation tables and the accompanying narrative disclosures.
Because this vote is advisory, it will not be binding, and the Compensation Committee of the Board of Directors ultimately has the responsibility for determining executive compensation. We believe that the Compensation Committee should retain discretion to make final compensation decisions that align with shareholder interests, which discretion has historically been exercised wisely. However, the Compensation Committee values the opinions of our shareholders and will consider the outcome of the advisory vote when making future decisions and recommendations about executive compensation. No determination has been made as to what action the Board of Directors may take if shareholders do not approve our executives’ compensation, but the Compensation Committee will consider voting results and how they should be addressed.
The affirmative vote of the holders of a majority of the shares present at the Annual Meeting in person or by proxy and entitled to vote on the proposal is required to approve Proposal 2. Abstentions will have the same

47 | SilverBow Resources, Inc.	2023 Proxy Statement

effect as a vote against the proposal but broker non-votes, if any, will not affect the outcome of the voting on the proposal. Our Board has currently approved holding annual advisory votes to approve executive compensation. Subject to the consideration of the results of Proposal 3, the Board currently expects that the next advisory vote after the 2023 annual meeting will be held at the 2024 annual meeting of shareholders.

The Board of Directors unanimously recommends that shareholders vote “FOR” approval of the compensation of SilverBow’s Named Executive Officers as disclosed in this proxy statement.

2023 Proxy Statement	SilverBow Resources, Inc. | 48

PROPOSAL 3 — ADVISORY VOTE ON THE FREQUENCY
OF FUTURE ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION
As described in Proposal 2 above, Section 14A of the Exchange Act affords shareholders an advisory vote to approve the compensation of SilverBow's NEOs, also referred to as a “say-on-pay vote.” Section 14A of the Exchange Act further provides that shareholders be afforded a nonbinding advisory vote on the frequency of future say-on-pay votes. The advisory vote on the frequency of future say-on-pay votes is a nonbinding vote as to how often future advisory votes to approve the compensation of SilverBow's NEOs should occur: every one year, every two years or every three years. In addition, shareholders may abstain from voting on this Proposal 3. Section 14A of the Exchange Act requires SilverBow to hold the advisory vote on the frequency of future say-on-pay votes at least once every six years. A plurality of the votes cast by the holders of shares present at the Annual meeting in person or by proxy and entitled to vote on the proposal will determine the shareholders’ preference for the frequency of the advisory vote to approve executive compensation.
After evaluation of the frequency alternatives and consistent with the advisory vote on the frequency of say-on-pay votes previously approved at the 2017 annual meeting of shareholders, the Board of Directors believes that conducting an advisory vote to approve the compensation of SilverBow's NEOs on an annual basis is appropriate for SilverBow and its shareholders at this time. In formulating its recommendation, the Board of Directors included in its consideration that an annual advisory vote to approve the compensation of SilverBow's NEOs will allow shareholders to provide direct input on SilverBow's compensation philosophy, policies and practices every year and that it is valuable for our shareholders to have this opportunity on a regular basis.

In considering their vote, shareholders should review the information presented in connection with Proposal 2, as well as the Compensation Discussion and Analysis, the compensation tables and accompanying narrative disclosures in this proxy statement, which provide a more detailed discussion of our executive compensation programs and policies.

This vote is advisory and therefore shareholder approval or ratification is not required. As such, the Board of Directors may decide that it is in the best interest of SilverBow and its shareholders to hold an advisory vote to approve executive compensation more or less frequently than the option approved by our shareholders. However, SilverBow values the opinions of our shareholders and will consider the outcome of the vote in making determinations regarding the presentation of vote proposals in future proxy statements.

The Board of Directors unanimously recommends that shareholders vote to hold an advisory vote to approve the compensation of SilverBow’s NEOs every "ONE YEAR."

49 | SilverBow Resources, Inc.	2023 Proxy Statement

PAY RATIO DISCLOSURE
In accordance with Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we calculated a reasonable estimate of the ratio of the annual total compensation of Mr. Woolverton, our CEO, compared to that of our median employee in 2022.
Criteria used for Pay Ratio
We identified our median employee as of December 31, 2022, using the methodology and the material assumptions, adjustments and estimates described below. SilverBow believes that this median employee is an accurate representation of our employee population and employee compensation arrangements for purposes of our pay ratio disclosure for the 2022 fiscal year.
•As of December 31, 2022, the Company, through its operating subsidiary SilverBow Resources Operating, LLC, employed 82 people. This consisted of all full-time employees; there were no part-time, seasonal or temporary employees on December 31, 2022;
•SilverBow Resources Operating, LLC’s W-2 payroll records were reviewed and W-2 wages were consistently applied to identify our median employee (excluding Mr. Woolverton as CEO);
•Since all of our employees are located in Texas, either in proximity to our corporate headquarters in Houston, Texas, or near our South Texas fields, we did not take into account a cost-of-living adjustment for identifying the median employee in 2022, but may take such adjustment into account in future years;
•Similarly, in light of our small employee population base, no sampling or “de minimis” exceptions were used to exclude any employees; and
•Compensation for any newly hired employees who had been employed less than a year was annualized in determining our median employee.
CEO Pay Ratio
Following the identification of our median employee using the methodology described above, we determined the annual total compensation of such employee by calculating the elements of 2022 compensation in accordance with the requirements that apply to our NEOs and the description of such elements in “Summary Compensation Table” of this proxy statement. This resulted in an annual total compensation of $169,040 for our median employee.
Our CEO’s annual total compensation for 2022 is reported in the “Total” column (column j) of our “Summary Compensation Table” in this proxy statement.
Based on the preceding information, for 2022, the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee is below:

CEO 2022 Annual Total Compensation (A)	$4,822,458
Median Employee 2022 Annual Total Compensation (B)	$169,040
Pay Ratio of (A) to (B)	28.5 to 1

2023 Proxy Statement	SilverBow Resources, Inc. | 50

PAY VERSUS PERFORMANCE
SEC rules require SilverBow to disclose the following information concerning executive compensation and certain financial performance information about the Company for the periods shown.
Pay Versus Performance Table

Year	Summary Compensation Table Total for CEO ($)(1)	Compensation Actually Paid to CEO ($)(2)	Average Summary Compensation Table Total for Non-CEO NEOs ($)(3)	Average Compensation Actually Paid to Non-CEO NEOs ($)(2)	Value of Initial Fixed $100 Investment Based on:(4)		Net Income ($ thousands)(7)	Relative Total Shareholder Return ("TSR") Performance Percentile(8)
					Total Shareholder Return ($)(5)	Peer Group Total Shareholder Return ($)(6)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	$4,822,458	$5,450,322	$2,225,924	$2,999,819	$286	$170	$340,437	57.65th
2021	$3,353,545	$7,017,466	$1,638,179	$3,355,504	$220	$114	$86,759	97.34th
2020	$1,831,871	$28,970	$956,730	$235,381	$54	$63	$(309,382)	47.05th
_______________________________
(1)    Compensation as reported in the Company's proxy statement in the Summary Compensation Table for Sean Woolverton, CEO, for 2020, 2021 and 2022.
(2)    Compensation Actually Paid ("CAP") to Mr. Woolverton as CEO and SilverBow's NEOs for 2022 is calculated in accordance with SEC Regulation S-K, Item 402(v)(2)(iii), and includes the aggregate of:
•Salary earned and paid in 2022, as shown in the Salary column of the Summary Compensation Table ("SCT").
•The total Non-Equity Incentive Plan Compensation earned for 2022, but paid in 2023, as shown in that column of the SCT.
•All other compensation items (column (i) of the SCT).
•For long-term incentive equity awards made in 2022 that were outstanding as of December 31, 2022, the fair value of these awards as of December 31, 2022. This value was not received in 2022, but is representative of estimated potential value that may be received in the future.
•For long-term incentive equity awards made prior to 2022 that were outstanding as of December 31, 2022, the year-over-year change in fair value of these awards from December 31, 2021 to December 31, 2022. This value was not received in 2022, but is representative of the change in estimated potential value that may be received in the future.
•For long-term incentive equity awards made prior to 2022 that distributed in 2022, the change in fair value of these awards from December 31, 2021 to the vesting date. Our officers may have received more or less than this value in 2022, as the amount included here is only reflective of the change in value from December 31, 2021 through the vesting date.
CAP for the Company's non-CEO NEOs is averaged in accordance with SEC Regulation S-K, Item 402(v)(2)(iii).
CAP for the other fiscal years included in the this pay versus performance table (2020 and 2021), is calculated using substantially the same methodology as for 2022. For 2021, the calculation also includes the 2020 cash incentive award payout for the 2021 period, as provided for in column (d) of the SCT for 2021. Therefore, CAP for each year shown includes both value that has been received in that year, as well as estimated value that may be received in the future if and when the associated long-term incentive equity award vests, or may not be received at all if the associated long-term equity incentive award is forfeited. Value received for long-term equity incentive awards in the future may be more or less than the value included in CAP for each year shown depending on the value of SilverBow common stock at the time such award vests.
In accordance with SEC Regulation S-K, Item 402(v)(2)(iii), the CAP column for Mr. Woolverton as our CEO, and Messrs. Abundis and Adam as our NEOs, reflect the following additions and deductions to the SCT totals for each applicable year as shown below.

CEO SCT TOTAL TO CAP TOTAL RECONCILIATION
		Deductions from SCT Total	Additions to SCT Total
Year	SCT Total for CEO	Grant Date Fair Value of Equity Awards(*)	Change in Value of Equity Awards	CAP Total
2022	$4,822,458	$3,386,958	$4,014,822	$5,450,322
2021	$3,353,545	$1,205,045	$4,868,966	$7,017,466
2020	$1,831,871	$410,571	$(1,392,330)	$28,970

51 | SilverBow Resources, Inc.	2023 Proxy Statement

NON-CEO NEO (AVERAGE) SCT TOTAL TO CAP TOTAL RECONCILIATION
		Deductions from SCT Total	Additions to SCT Total
Year	Average SCT for Non-CEO NEOs	Average Grant Date Fair Value of Equity Awards(*)	Average Change in Value of Equity Awards	Average CAP Total
2022	$2,225,924	$1,327,499	$2,101,394	$2,999,819
2021	$1,638,179	$456,996	$2,174,321	$3,355,504
2020	$956,730	$155,704	$(565,645)	$235,381
(*) Deductions from SCT Total include change in grant date fair value of equity-based awards granted each year.
Additions to SCT Total reflect the value of equity calculated in accordance with SEC methodology for determining CAP for each year shown. RSUs were valued using the Company's stock price on the applicable date of grant, year-end and vesting dates. PSUs were valued using a Monte Carlo simulation on the applicable date of grant and year-end dates, and valued based on the Company's stock price and total amount of certified shares achieved on the year-end performance period end date. The stock options were valued using the Black-Scholes model at applicable year-end and vesting dates. The equity component of CAP for 2022 is further detailed in the supplemental table below.

CEO CHANGE IN VALUE OF EQUITY AWARDS
Year	Year-end Fair Value of Unvested Equity Awards Granted in the Year	Year-over-year Change in Fair Value of Unvested Equity Awards Granted in Prior Years	Year-over-year Change in Fair Value as of Vesting Date of Vested Equity Awards Granted in Prior Years	Change in Value of Equity Awards as Included Above
2022	$3,605,215	$—	$409,607	$4,014,822
2021	$3,695,900	$1,412,994	$(239,928)	$4,868,966
2020	$719,516	$(988,575)	$(1,123,271)	$(1,392,330)

NON-CEO NEO AVERAGE CHANGE IN VALUE OF EQUITY AWARDS
Year	Average Year-end Fair Value of Unvested Equity Awards Granted in the Year	Average Year-over-year Change in Fair Value of Unvested Equity Awards Granted in Prior Years	Average Year-over-year Change in Fair Value as of Vesting Date of Vested Equity Awards Granted in Prior Years	Average Change in Value of Equity Awards as Included Above
2022	$1,413,044	$—	$688,350	$2,101,394
2021	$1,401,617	$527,551	$245,152	$2,174,321
2020	$272,868	$(367,747)	$(470,765)	$(565,645)
(3)    Average compensation as reported in the Company's proxy statement in the Summary Compensation Table for SilverBow's NEOs, Christopher M. Abundis, EVP, CFO and GC, and Steven W. Adam, EVP and COO, for 2020, 2021 and 2022.
(4)    Value of Initial Fixed $100 Investment assumes that the value of the investment in our common stock and in the peer group (including reinvestment of dividends) was $100 at market close on December 31, 2019 (the last trading day of 2019), and tracks such investment through market close on the last trading day of each applicable year.
(5)    Total Shareholder Return is calculated for purposes of this column in accordance with SEC Regulation S-K, Item 401(v)(2)(iv), which is different than the calculation for the relative TSR performance percentile shown in the final column of this table.
(6)    Peer Group Total Shareholder Return is shown for the S&P 500 Oil & Gas Exploration and Production Index, which is the same peer group used for the Stock Return Performance Graph included in our 2022 Annual Report.
(7)    The Company's Net Income for 2020, 2021 and 2022 as presented in SilverBow's 10-K for each respective year.
(8)    Relative TSR Performance Percentile is based on the metric used for SilverBow's annual KPI peer groups for each of 2020, 2021 and 2022 as detailed further in the CD&A section of this proxy statement. For 2022, the Company's KPI metric was the intersection of absolute TSR and relative TSR (and not just relative TSR); for purposes of the Pay versus Performance table, SilverBow has elected to keep the relative TSR performance percentile for all years above for ease of comparison. Amounts shown in this table for each year reflect SilverBow's one-year TSR relative to the one-year TSR of the performance peer group used for the Company's KPIs for that year. The Company believes the Relative TSR Performance Percentile is an appropriate metric to select given the substantial portion of our NEOs' compensation is long-term equity awards, including PSUs and RSUs.
Relationship Between CAP and Performance Measures
SilverBow believes the table and corresponding footnotes above shows the alignment between compensation actually paid to the Company's CEO and other NEOs and the Company’s performance, consistent with our compensation philosophy as described in our CD&A in this proxy statement.The following charts show, for the three year period 2020 to 2022, our TSR performance versus the peer group TSR consisting of the S&P

2023 Proxy Statement	SilverBow Resources, Inc. | 52

500 Oil and Gas Exploration and Production Index and correlation between CAP and various financial measures (TSR, Net Income and Relative TSR).

Pav Versus TSR: 2020-2022
Total Shareholder Return
$300.00
$250.00
$200.00
$150.00
$100.00
$50.00
$0.00
Compensation Actually Paid ($MM)
$7.5
$6.0
$4.5
$3.0
$1.5
$0.0
2019
2020
2021
2022
CAP to CEO
Avg. CAP to Other NEOs
SilverBow TSR
S&P 500 E&P TSR

Pav Versus Net Income: 2020-2022
Compensation Actually Paid ($MM)
$8.0
$7.0
$6.0
$5.0
$4.0
$3.0
$2.0
$1.0
$0.0
Net Income (000s)
$400
$300
$200
$100
$0
($100)
($200)
($300)
($400)
2020
2021
2022
CAP to CEO
Avg. CAP to Other NEOs
Net Income

Pav Versus Relative TSR Percentile: 2020-2022
Compensation Actually Paid ($MM)
$8.0
$7.0
$6.0
$5.0
$4.0
$3.0
$2.0
$1.0
$0.0
Relative TSR Percentile
120%
100%
80%
60%
40%
20%
0%
2020
2021
2022
CAP to CEO
Avg. CAP to Other NEOs
TSR Percentile

Important Financial Performance Measures
The following list identifies the most important financial measures, including the Company-selected measure, used to link CAP to our NEOs to SilverBow performance. These financial measures are integrated with SilverBow's incentive programs and align with our short-term and long-term strategic plans.
•Absolute Total Shareholder Return
•Relative Total Shareholder Return
•Free Cash Flow(1)
•Drilling and Completion Capex Return
Please see additional description of SilverBow's executive compensation program in the CD&A of this proxy statement, including the financial performance measures provided above and other performance measures used for SilverBow's 2022 KPIs metrics and the 2022 PSU awards.
_______________________________
(1)    Free Cash Flow is further described in the CD&A of this proxy statement. Free Cash Flow is a non-GAAP measure. For a reconciliation of Free Cash Flow to net income (loss), please see Appendix A of this proxy statement.

53 | SilverBow Resources, Inc.	2023 Proxy Statement

PROPOSAL 4 — RATIFICATION OF SELECTION OF BDO USA, LLP AS SILVERBOW’S INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023
Selection of BDO USA, LLP as Independent Auditor
The Audit Committee of the Board of Directors has selected BDO USA, LLP as the independent registered public accounting firm for the Company to audit its consolidated financial statements for 2023. BDO USA, LLP has served as SilverBow’s independent auditor since June 8, 2016. See “Audit Committee Disclosure” following this proposal for more information related to BDO USA, LLP.
Shareholder approval or ratification is not required for the selection of BDO USA, LLP, since the Audit Committee of the Board of Directors has the responsibility for selecting the Company’s independent registered public accounting firm. However, the selection is being submitted for ratification during the Annual Meeting as a matter of good corporate practice. No determination has been made as to what action the Board of Directors would take if shareholders do not approve the appointment, but the Audit Committee may reconsider whether or not to retain the firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the selection of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its shareholders’ best interests.
Voting on Independent Auditor Proposal
The affirmative vote of holders of a majority of the shares present at the Annual Meeting in person or by proxy and entitled to vote on Proposal 4, is required to approve this Proposal 4. Abstentions will be considered as votes cast and will have the same effect as votes against the proposal, but broker non-votes, if any, will not affect the outcome of the voting on the proposal.

The Board of Directors unanimously recommends that shareholders vote “FOR” the ratification of the selection of BDO USA, LLP as the Company’s independent auditor.

2023 Proxy Statement	SilverBow Resources, Inc. | 54

AUDIT COMMITTEE DISCLOSURE
Preapproval Policies and Procedures
The charter of the Audit Committee provides that the Audit Committee shall approve, in its sole discretion, any services to be provided by the Company’s independent registered accounting firm, including audit services and significant non-audit services (significant being defined for these purposes as non-audit services for which fees in the aggregate equal 5% or more of the base annual audit fee paid by the Company to its independent auditor), before such services are rendered, and consider the possible effect of the performance of such latter services on the independence of the auditor. The Audit Committee may delegate preapproval authority to a member of the Audit Committee. The decisions of any Audit Committee member to whom preapproval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting. All of the services described below for 2022 and 2021 were preapproved by the Audit Committee before BDO USA, LLP was engaged to render services. BDO was not engaged to provide any non-audit services in 2022 or 2021.
Fees Paid to Independent Registered Public Accounting Firm
BDO USA, LLP began serving as the Company’s independent registered public accounting firm in June 2016. The Audit Committee, with ratification of the shareholders, engaged BDO USA, LLP to perform an annual audit of the Company’s financial statements for the fiscal year ended December 31, 2022. A representative from BDO USA, LLP will be present at this year’s Annual Meeting. Such representative will have the opportunity to make a statement, if he or she desires to do so, and is expected to be available to respond to appropriate questions submitted electronically.
The following table presents fees and expenses billed by BDO USA, LLP for its work performed for 2022 and 2021.

	2022	2021
Audit Fees	$989,071	$772,323
Audit-Related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees	$—	$—
Totals	$989,071	$772,323
The BDO USA, LLP audit fees above were for professional services rendered in connection with the integrated audit of our consolidated financial statements and internal control over financial reporting and reviews of our quarterly consolidated financial statements. These fees also include the issuance of comfort letters, consents and assistance with review of various documents filed with the SEC. During 2022 and 2021, BDO USA, LLP did not provide any audit-related, tax or other services to us.
Report of the Audit Committee
In connection with the financial statements for the fiscal year ended December 31, 2022, the Audit Committee has:
•reviewed and discussed the audited financial statements and internal control over financial reporting with management;
•discussed with BDO USA, LLP, the Company’s independent registered public accounting firm (the “Auditor”), the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board ("PCAOB") and the Commission; and
•received the written disclosures and the letter from the Auditor required by the applicable requirements of the PCAOB regarding the Auditor’s communications with the Audit Committee concerning independence, and has discussed with the Auditor the Auditor’s independence.

55 | SilverBow Resources, Inc.	2023 Proxy Statement

Based on the reviews and discussion referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in SilverBow's Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

AUDIT COMMITTEE
Gabriel L. Ellisor (Chair)
Michael Duginski
Charles W. Wampler

SHAREHOLDER PROPOSALS
SEC Rule 14a-8 Proposals for Inclusion in the Company’s 2024 Proxy Materials
Pursuant to the rules promulgated by the SEC, a shareholder who seeks to include a proposal in the Company’s proxy materials for the annual meeting of the shareholders of the Company to be held in 2024 must timely submit such proposal in accordance with SEC Rule 14a-8 to the Company, addressed to the Secretary of SilverBow Resources, Inc., 920 Memorial City Way, Suite 850, Houston, Texas 77024, no later than December 5, 2023, unless the date of our 2024 annual meeting is more than 30 days before or after May 16, 2024, in which case the proposal must be received a reasonable time before we begin to print and send our proxy materials.
Advanced Notice of Nominations or Proposed Business for the Company’s 2024 Annual Meeting of Shareholders
Our Bylaws require advanced written notice from any shareholder seeking to present nominations of persons for election to the Board and other proposed business (other than proposals submitted in accordance with Rule 14a-8 for inclusion in our proxy materials) for consideration at our 2024 annual meeting of shareholders (which includes the information required under Rule 14a-19 of the Exchange Act). Notice of such nominations or proposals must be delivered to or mailed and received by the Secretary, SilverBow Resources, Inc., 920 Memorial City Way, Suite 850, Houston, Texas 77024, not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the date of the one-year anniversary of the immediately preceding year's annual meeting. Based on the anniversary date of our 2023 Annual Meeting, a shareholder must send advanced written notice of any such nomination or other proposed business such that the notice is received by us no earlier than the close of business January 17, 2024, and no later than the close of business February 16, 2024. In the event the 2024 annual meeting of shareholders is convened on a date more than 30 days before, or more than 60 days after, such anniversary date, such notice by the shareholder must be so received not later than the close of business on the one hundred twentieth (120th) day prior to the date of such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting; or, if the first public announcement of the date of such annual meeting is less than one hundred (100) days prior to the date of such annual meeting, such notice by the shareholder must be so received not later than the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by SilverBow.
Any such nomination or proposal must be made in writing, indicate certain information about the shares of SilverBow stock (or other derivative instrument) which are owned by the shareholder and beneficial owner, if any, and comply with the then-applicable terms of the Nomination Agreement and requirements set forth in the Company’s Bylaws. A nomination of persons for election to the Board (each, a “nominee”) must also include certain information about the nominee, certain information regarding affiliations between the nominee and the shareholder, a completed and signed questionnaire by the nominee, and all other information about the nominee required under SEC Rule 14A and the Company’s Bylaws. A proposal of business must also include a brief description of the business desired to be brought before the meeting, the text of the proposal, a description of all agreements, arrangements and understandings between the shareholder, and beneficial owner, if any, and any other persons in connection with the proposal.

2023 Proxy Statement	SilverBow Resources, Inc. | 56

Nominations or proposals must be addressed as follows in order to be considered for the next annual meeting:

Secretary
SilverBow Resources, Inc.
920 Memorial City Way, Suite 850
Houston, Texas 77024
Shareholders who wish to nominate an individual to the Board must also follow the requirements of the Company's Bylaws, then-existing terms of the Nomination Agreement, and applicable SEC and NYSE rules and regulations. For more information on shareholders’ nomination of directors, refer to “Nominations of Directors,” in this proxy statement.
With respect to business to be brought before the 2023 Annual Meeting, the Company has not received any notices, proposals, or nominees from shareholders that the Company is required to include in this proxy statement.
COMMUNICATIONS WITH THE BOARD OF DIRECTORS
The Board of Directors welcomes questions or comments about the Company and its operations. Any communications that shareholders or other interested parties may wish to send to the Board of Directors or the non-management independent directors may be directed to the following address. Any communications received will be relayed to the appropriate director(s).

Chairman of the Board
SilverBow Resources, Inc.
920 Memorial City Way, Suite 850
Houston, Texas 77024
Attention: Secretary
The Board’s annual meeting occurs a few weeks before the shareholders’ annual meeting. Therefore, while the Company encourages members of the Board to attend, the Company does not have a policy with regard to Board members’ attendance at its annual meetings of shareholders. Although some of the members of the Board will attend the 2023 Annual Meeting, it is not expected that a majority will be in attendance. Those in attendance will be available to address shareholder questions. Two directors attended the 2022 annual meeting.
FORWARD-LOOKING STATEMENTS
Certain statements set forth in this proxy statement that are not historical are “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include estimates of future amounts payable under awards, plans or agreements or upon the occurrence of certain events, the present value of such awards, and the estimated value of awards, the vesting of which will depend on performance over future periods. In order to estimate amounts that may be paid in the future, we made assumptions as to a number of variables which may, and in many cases will, differ from future actual conditions. These variables include the price of Common Stock, the dates of termination of employment, final pay, interest rates, applicable tax rates and other assumptions. The Company undertakes no obligation to update these forward-looking statements unless required to do so by applicable law. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf. Management cautions all readers that the forward-looking statements contained in this proxy statement are not guarantees of future values or payments, and we cannot assure any reader that such statements will be realized or that the events and circumstances that they describe will occur.

57 | SilverBow Resources, Inc.	2023 Proxy Statement

ANNUAL REPORT ON FORM 10-K
Upon written request, SilverBow will provide any shareholder of the Company, at no charge, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC, including the financial statements and schedules, but without exhibits. Direct requests should be made by mail to SilverBow Resources, Inc., Investor Relations Department, 920 Memorial City Way, Suite 850, Houston, Texas 77024; by telephone at (281) 874-2700 or (888) 991-SBOW; or by email to info@sbow.com.

By Order of the Board of Directors,

Annie Foley
Corporate Secretary
Houston, Texas
April 3, 2023

2023 Proxy Statement	SilverBow Resources, Inc. | 58

APPENDIX A
DEFINITION OF NON-GAAP MEASURES AS CALCULATED BY THE COMPANY (UNAUDITED)

In this proxy statement, SilverBow discloses the following non-GAAP measures:
Adjusted EBITDA: Adjusted EBITDA is calculated as net income (loss) plus (less) depreciation, depletion and amortization, accretion of asset retirement obligations, interest expense, impairment of oil and natural gas properties, net losses (gains) on commodity derivative contracts, amounts collected (paid) for commodity derivative contracts held to settlement, income tax expense (benefit); and share-based compensation expense. Adjusted EBITDA excludes certain items that SilverBow believes affect the comparability of operating results, including items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated. Adjusted EBITDA is used by the Company's management and by external users of SilverBow's financial statements, such as investors, commercial banks and others, to assess the Company's operating performance as compared to that of other companies, without regard to financing methods, capital structure or historical cost basis. It is also used to assess SilverBow's ability to incur and service debt and fund capital expenditures. Adjusted EBITDA should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP, Adjusted EBITDA is important as it is considered among the financial covenants under the Company's First Amended and Restated Senior Secured Revolving Credit Agreement with JPMorgan Chase Bank, National Association, as administrative agent, and certain lenders party thereto (as amended, the "Credit Agreement") a material source of liquidity for SilverBow.
Cash General and Administrative Expenses ("Cash G&A"): Cash G&A expenses is a non-GAAP measure calculated as net general and administrative costs less share-based compensation. The Company reports cash G&A expenses because it believes this measure is commonly used by management, analysts and investors as an indicator of cost management and operating efficiency on a comparable basis from period to period. In addition, SilverBow believes cash G&A expenses are used by analysts and others in valuation, comparison and investment recommendations of companies in the oil and gas industry to allow for analysis of G&A spend without regard to stock-based compensation which can vary substantially from company to company. Cash G&A expenses should not be considered as an alternative to, or more meaningful than, total G&A expenses.
Free Cash Flow: Free cash flow is calculated as Adjusted EBITDA (defined above) plus (less) monetized derivative contracts, cash interest expense, capital expenditures and current income tax (expense) benefit. The Company believes that free cash flow is useful to investors and analysts because it assists in evaluating SilverBow's operating performance, and the valuation, comparison, rating and investment recommendations of companies within the oil and gas industry.SilverBow uses this information as one of the bases for comparing its operating performance with other companies within the oil and gas industry. Free cash flow should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.
Return on Capital Employed (“ROCE”): ROCE is calculated as Adjusted EBITDA less DD&A expense, divided by the average of Capital Employed - Beginning of Year (Total Debt plus Shareholders Equity) and Capital Employed - Year-End. SilverBow believes ROCE presents a comparable metric across multiple business sectors and sizes and is a meaningful measure because it quantifies how well the Company generates Adjusted EBITDA relative to the capital it has employed in its business and illustrates the profitability of a business or project taking into account the capital employed. SilverBow uses ROCE to assist in capital resource allocation decisions and in evaluating business performance. Additionally, the Company also evaluates average ROCE over a trailing three-year period to adjust for short term (one year) fluctuations and illustrate profitability over a longer time period. Although ROCE is commonly used as a measure of capital efficiency, definitions of ROCE differ, and SilverBow's computation of ROCE may not be comparable to other similarly titled measures of other companies.
For additional information relating to these non-GAAP measures, please see Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on March 1, 2023.

59 | SilverBow Resources, Inc.	2023 Proxy Statement

Calculation of Adjusted EBITDA and Free Cash Flow (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except share amounts)
The below table provide the calculation of Adjusted EBITDA and Free Cash Flow for the following periods (in thousands).

	Year Ended December 31, 2022	Year Ended December 31, 2021
Net Income (Loss)	$340,437	$86,759
Plus:
Depreciation, depletion and amortization	133,982	68,629
Accretion of asset retirement obligations	534	306
Interest expense	41,948	29,129
Derivative (gain)/loss	73,885	123,018
Derivative cash settlements collected/(paid) (1)	(212,416)	(73,256)
Income tax expense/(benefit)	9,600	6,398
Share-based compensation expense	5,086	4,645
Adjusted EBITDA	$393,056	$245,628
Plus:
Cash interest and bank fees, net	(44,038)	(30,924)
Capital expenditures (2)	(327,504)	(130,503)
Current income tax (expense)/benefit	26	(186)
Free Cash Flow	$21,540	$84,015
(1)     Amounts relate to settled contracts covering the production months during the period
(2)     Excludes proceeds/(payments) related to the divestiture/(acquisition) of oil and gas properties and equipment, outside of regular way land and leasing costs

2023 Proxy Statement	SilverBow Resources, Inc. | 60

Calculation of Return on Capital Employed (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except share amounts)

The below table provides the calculation of Return on Capital Employed for the following periods (in thousands).

	Year Ended December 31, 2022	Year Ended December 31, 2021	Year Ended December 31, 2020
Net Income (Loss)	$340,437	$86,759	$(309,382)
Plus:
Depreciation, depletion and amortization	133,982	68,629	64,564
Accretion of asset retirement obligations	534	306	354
Interest expense	41,948	29,129	31,228
Write-down of oil and gas properties	—	—	355,948
Derivative (gain)/loss	73,885	123,018	(61,304)
Derivative cash settlements collected/(paid) (1)	(212,416)	(73,256)	39,424
Income tax expense/(benefit)	9,600	6,398	20,911
Share-based compensation expense	5,086	4,645	4,559
Adjusted EBITDA	$393,056	$245,628	$146,302

Less: Depreciation, depletion and amortization	(133,982)	(68,629)	(64,564)
Adjusted EBIT (A)	$259,074	$176,999	$81,738

Total Debt	$377,000	$430,000	$479,000
Shareholders Equity (2)	292,532	446,981	395,707
Capital Employed - Beginning of Year	$669,532	$876,981	$874,707

Total Debt	$692,000	$377,000	$430,000
Shareholders Equity (2)	791,579	292,532	446,981
Capital Employed - Year-End	$1,483,579	$669,532	$876,981

Average Capital Employed (B) (3)	$1,076,556	$773,257	$875,844

Return on Capital Employed (ROCE) (A / B)	24%	23%	9%

(1) Includes accruals for settled contracts covering commodity deliveries during the period where the actual cash settlements occur outside of the period.
(2) Shareholder's Equity in 2020 excludes impact of write-down of oil and gas properties
(3) B = Average of Beginning of Year and Year-End Capital Employed

61 | SilverBow Resources, Inc.	2023 Proxy Statement

Calculation of Cash General & Administrative Expenses (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except per unit amounts)

The below table provides the calculation of Cash General & Administrative Expenses for the following periods (in thousands).

	Year Ended December 31, 2022	Year Ended December 31, 2021
General and administrative, net	$21,395	$21,799
Less: Share-based compensation expense	5,086	4,645
Cash general and administrative, net	$16,309	$17,154

General and administrative, net (per Mcfe)	$0.22	$0.28
Less: Share-based compensation expense (per Mcfe)	0.05	0.06
Cash general and administrative, net (per Mcfe)	$0.17	$0.22

2023 Proxy Statement	SilverBow Resources, Inc. | 62

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 15, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 15, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V07090-P85887

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SILVERBOW RESOURCES, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Director Nominees:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Class I Nominees (for terms to expire at the 2026 Annual Meeting of Shareholders):

01) Michael Duginski
02) Christoph O. Majeske
03) Jennifer M. Grigsby

Class II Nominee (for term to expire at the 2024 Annual Meeting of Shareholders):

04) Kathleen McAllister

The Board of Directors recommends you vote FOR Proposal 2.

	For	Against	Abstain
2. The approval of the compensation of SilverBow's named executive officers as presented in the proxy statement.	☐	☐	☐

The Board of Directors recommends you vote "1 YEAR" on Proposal 3.

	1 Year	2 Years	3 Years	Abstain
3. Non-binding advisory vote on the frequency of future advisory votes to approve the compensation of SilverBow's named executive officers.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR Proposal 4.

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and 10-K Wrap are available at www.proxyvote.com.

V07091-P85887

SILVERBOW RESOURCES, INC.
Annual Meeting of Shareholders
May 16, 2023 10:00 AM CDT
This proxy is solicited by the Board of Directors

The Shareholder(s) hereby appoint(s) Sean C. Woolverton, Christopher M. Abundis and Steven W. Adam, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SILVERBOW RESOURCES, INC. that the Shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, CDT on May 16, 2023, the Conference Center at 960 Memorial City Way, Houston, Texas 77024 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. In either case, if this form is signed and returned, the proxies thereby will be authorized to vote in their discretion on any other matters that may properly come before the Annual Meeting and at any adjournment or postponement thereof.

Continued and to be signed on reverse side